EXHIBIT 10.1

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

MIRA SAV PARTNERS, LLC

EXECUTED AS OF SEPTEMBER 1, 2026, EFFECTIVE AS OF THE EFFECTIVE DATE

THE MEMBERSHIP INTERESTS IN MIRA SAV PARTNERS, LLC (THE “INTERESTS”) ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN ARTICLE 14 OF THIS AGREEMENT AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS THEREOF. THEREFORE, PURCHASERS OF THE INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD OF TIME. THE INTERESTS HAVE NOT BEEN REGISTERED (i) UNDER ANY STATE SECURITIES LAWS (THE “STATE ACTS”), OR (ii) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND NEITHER THE INTERESTS NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF ARTICLE 14 OF THIS AGREEMENT AND (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY APPLICABLE STATE ACTS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SUCH STATE ACTS OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED, AND (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED.

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT OF MIRA SAV PARTNERS, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Agreement”) of MIRA SAV PARTNERS, LLC, a Delaware limited liability company (the “Company”), executed as of September 1, 2026 (the “Execution Date”) and effective as of the Effective Date (as hereinafter defined), is made and entered into by and among Mira SAV Venture, LLC, a Delaware limited liability company (“MSV”) and MDI Mira Sav, LLC, a Delaware limited liability company (“MDI”, with MDI and MSV being referred to herein collectively as the “Members”).

RECITALS

WHEREAS, the Company was formed pursuant to the Certificate of Formation dated August 5, 2026 and filed with the Secretary of State of the State of Delaware and effective August 5, 2026; and

WHEREAS, the Members desire to enter into this Agreement to provide for the management of the Company and the other matters set forth herein.

NOW, THEREFORE, the Members hereto agree as follows:

1.DEFINITIONS. As used herein, the following terms shall have the following meanings:
1.1.	“AAA” shall have the meaning ascribed to such term in Section 22.11.1.
1.2.“Accountants” shall mean such firm of independent certified public accountants which may be engaged for the Company.
1.3.“ACRE Litigation” shall have the meaning set forth in Article 27.
1.4.“Additional Capital Contributions” shall have the meaning set forth in Section 8.2.1. For the avoidance of doubt, contributions made in respect of Permitted Cost Overruns shall constitute Additional Capital Contributions.
1.5. “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:
(a)Such Capital Account shall be increased to reflect the amounts, if any, which such Member is obligated to restore to the Company or is deemed to be obligated to restore pursuant to Regulations 1.704-2(g) and 1.704-2(i)(5);
(b)Such Capital Account shall be reduced to reflect any items described in Regulations 1.704-1(b)(2)(ii)(d)(4), (5) and (6);
(c) If such Adjusted Capital Account Deficit is being determined as of the last day of a fiscal year for purposes of Section 9.2.3 hereof, then such Capital Account shall be adjusted to reflect the allocation to such Member of all amounts required to be allocated to such Member for such fiscal year under Article 9 hereof (other than Section 9.1);
(d)If such Adjusted Capital Account Deficit is being determined as of the last day of a fiscal year for purposes of Section 9.2.5 hereof, then such Capital Account shall be adjusted to reflect the tentative allocation to such Member of all amounts that would be required to be allocated to such Member for such fiscal Year if neither Section 9.2.5 nor Section 9.2.4 were a part of this Agreement.
(e)If such Adjusted Capital Account Deficit is being determined as of the last day of a fiscal year for purposes of Section 9.2.4 hereof, then such Capital Account shall be adjusted to reflect the tentative allocation to such Member of all amounts that would be required to be allocated to such Member for such fiscal year if neither Section 9.2.4 nor Section 9.2.5 were a part of this Agreement.
1.6.“Affiliate” shall mean, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, the specified Person.
1.7.“Agreement” means this Limited Liability Company Operating Agreement, as it may be amended, restated, supplemented or modified from time to time.
1.8.“Approved Fees” means each of the following:
1.7.1	“Development Fee” means a fee payable by the Property Owner to the Development Manager equal to $913,928, payable twenty percent (20%) on the date of the closing of the Loan and the balance in twelve (12) equal monthly installments over the horizontal construction period, to the extent permitted by the Lender. Any portion of the Development Fee not paid due to Lender restrictions shall be paid promptly after such restrictions are lifted or no longer applicable.

1.9.“Approved Budget” means the Horizontal Phase project budget as approved by the Members, a copy of which is attached hereto as Exhibit B, subject to such modifications as may be approved by the Members in writing from time to time.
1.10.“Asserting Member” shall have the meaning set forth in Section 17.3.2(a).
1.11.“Assignee” means a person or entity to whom all or a portion of a Membership Interest has been transferred, by transfer or assignment, in a manner permitted under this Agreement but who has not been admitted to the Company as a Substitute Member.
1.12.“Authorized Signatory” shall have the meaning set forth in Section 11.7.3.
1.13.“Binding Capital Commitments” shall mean and include any of the following with respect to an MDI Vertical Phase Transaction, in each case as evidenced by documentation reasonably acceptable to MSV: (a) MDI or an Affiliate’s actual receipt of funding of such MDI Vertical Phase Transaction; (b) executed investor equity or debt subscription agreements representing binding commitment to investment of amounts of at least that necessary to close the MDI Vertical Phase Transaction; (c) one or more binding commitment letters from a bridge or other financing provider to deliver funding to MDI or an Affiliate in amount at least equal to that amount necessary to close the MDI Vertical Phase Transaction.
1.14.“Book Value” of an asset shall mean, as of any particular date, the value at which the asset is properly reflected on the books and records of the Company as of such date. The initial Book Value of each asset shall be its cost, unless such asset was contributed to the Company by a Member, in which case the initial Book Value shall be the fair market value of such asset as determined at the time of contribution, and such Book Value shall thereafter be adjusted for depreciation with respect to such asset rather than for the cost recovery deductions to which the Company is entitled for income tax purposes with respect thereto. The Book Values of all assets shall be adjusted to equal their respective fair market values, as reasonably determined by the Manager, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis additional Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of assets, including money, as consideration for an interest in the Company; and (iii) the liquidation of the Company for federal income tax purposes within the meaning of Regulations Section 1.704-1(B)(2)(ii)(g).
1.15.“Business Day” shall mean any day except a Saturday, Sunday or other day which shall be a legal holiday or a day on which banking institutions located in Savannah, Georgia or New York, New York are authorized by law or executive action to close.
1.16.“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:
(a)To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Members’ allocable share of Net Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 9.2 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;

(b)From each Member’s Capital Account there shall be debited the amount of cash and the fair market value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s allocable share of Net Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 9.2 hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;
(c)In the event any Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account relates to the transferred interest; and
(d)In determining the amount of any liability for purposes of subsections (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. The Manager is empowered to make modifications to the manner in which Capital Accounts are computed if it is determined that such adjustments are necessary in order to comply with such Regulations, provided that such adjustments are not likely to have a material effect on the amounts distributable to a Member hereunder upon the dissolution of the Company in accordance with Article 21.

1.17.“Capital Contributions” shall mean, with respect to any Member, the amount of money and the fair market value of any property (other than money) contributed to the Company with respect to the Membership Interest held by such Member pursuant to the terms of this Agreement (including initial Capital Contributions contributed by each Member and Additional Capital Contributions contributed by each Member).  The anticipated Capital Contributions of the Members as of the Effective Date are set forth on Exhibit A.

1.18.“Capital Transaction” means any single transaction or group of related transactions in which (a) the Company sells all or substantially all of its assets, (b) the Company sells the Project, or (c) the Company refinances the Loan.
1.19.“Change of Control” means, with respect to MDI: (a) a transfer, directly or indirectly, of more than fifty percent (50%) of the voting or equity interests of MDI to any Person or group of Persons acting in concert who did not own such interests as of the Execution Date; (b) any merger, consolidation, or reorganization of MDI in which the existing owners of MDI immediately prior to such transaction cease to own more than fifty percent (50%) of the voting or equity interests of the surviving entity; or (c) the sale of all or substantially all of the assets of MDI. Notwithstanding the foregoing, a Change of Control shall not include (i) any transfer of interests in MDI to an Affiliate of MDI, provided that MDI (or the Person that Controls MDI as of the Execution Date) continues to Control MDI following such transfer, or (ii) any transfer of publicly traded securities on a national securities exchange.
1.20.“Certificate” shall mean the Certificate of Formation of the Company, duly filed with the Secretary of State of the State of Delaware on August 5, 2026, as it may from time to time be amended and restated, in accordance with Article 19 or in accordance with (and in all respects sufficient in form and substance under) the Delaware Act.
1.21.“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
1.22.“Company” shall mean MIRA SAV PARTNERS, LLC, which is the limited liability company established pursuant to the filing of the Certificate and by this Agreement.
1.23.“Contributing Member” shall have the meaning set forth in Section 8.2.1(a).
1.24.“Contribution and Indemnity Agreement” shall have the meaning set forth in Section 8.6.2.
1.25.“Contribution Loan” shall have the meaning set forth in Section 8.2.1(b).
1.26.“Control” (whether or not capitalized) means possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, and “controlling” and “controlled” shall have correlative meanings.
1.27.“Consultation Period” shall have the meaning set forth in Section 11.6.2(c)(iii).
1.28.“Corporate Transparency Act” shall mean the provisions of the Corporate Transparency Act, Title LXIV of the William M. (Mac) Thornberry National Defense Authorization Act for Fiscal Year 2021, Public Law 116-283 (January 1, 2021), as the same may be amended, updated or amended and restated from time to time, plus any guidance, opinions or interpretations promulgated or issued thereunder.
1.29.“CTA Indemnities” shall have the meaning set forth in Article 24.
1.30.“CTA Information” shall have the meaning set forth in Article 24.
1.31.“Cost Overrun” means the amount by which the total costs and expenses actually incurred through substantial completion of the Horizontal Phase with respect to the acquisition and development of the Project during the Horizontal Phase exceed the total costs and expenses anticipated to be incurred in connection with the acquisition and development of the Project during the Horizontal Phase, as set forth in the Approved Budget, after giving effect to any reallocation of budgeted amounts due to savings and the application of any contingencies.
1.32.	“Cost Overrun Loan” shall have the meaning set forth in Section 8.3.2.
1.33.“Delaware Act” shall mean the Delaware Limited Liability Company Act, Del. Code Title 6, §§18-101, et seq., as amended from time to time or any successor statute.
1.34.“Demand Notice” shall have the meaning set forth in Section 17.3.2(a).
1.35.“Determination Date” shall have the meaning set forth in Section 17.3.2(a).
1.36.“Development Fee” shall have the meaning set forth in Section 1.7.1.
1.37.“Development Manager” means SDP Development Company, LLC, a Delaware limited liability company, in its capacity as the development manager, or any other Affiliate of MSV or Person that is designated the Development Manager in writing by the Manager.
1.38.“Disputing Member” shall have the meaning set forth in Section 17.3.2(a).
1.39.“Effective Date” shall have the meaning set forth in Article 27.
1.40.“Emergency Condition” shall be deemed to exist if in the reasonable, good-faith opinion of the Manager, immediate action for the protection of the Property is required to remedy, prevent or mitigate a condition presenting risk of injury to persons or material damage to property.
1.41.“Excusable Misconduct” means the fraud, gross negligence, willful misconduct, or misappropriation by an employee or contractor (other than any Key Person) of the Manager or an Affiliate of the Manager (the “Applicable Misconduct”) if each of the following conditions is satisfied: (a) within ten (10) days after the Manager receives actual knowledge of the Applicable Misconduct, the Manager causes the removal of all employee(s) or contractor(s) who committed the Applicable Misconduct from all activities related to the Project; and (b) the Manager shall reimburse the Company as soon as reasonably practicable given the circumstances for any and all losses sustained by the Company as a result of such Applicable Misconduct.
1.42.“Execution Date” shall have the meaning set forth in the introductory paragraph.
1.43.“Force Majeure Event” means one or more of the following events: an act of God, fire, explosion, windstorm, earthquake, tornado, hurricane, flood (including floods due to rain storms), natural catastrophe or disaster, and other adverse weather conditions of atypical severity, duration or frequency, pandemic, epidemic or other public health emergency declared by a Governmental Authority, rioting or other civil disturbance, threats or acts of war, invasion, act of terrorism, vandalism, cyberattack, embargo, governmental embargo restrictions or trade tariffs, casualty, labor actions (including strike, lockout, labor dispute or other work stoppages), interruptions or actions not caused by the Manager’s or its contractors’ gross negligence or willful misconduct, delays in deliveries, shortage in labor or unavailability of materials or supplies due to industry-wide, regional or local shortages, failure of any utility provider to timely execute work (whether on site at the Project or at a location off-site) that is necessary for the Project, changes in law or orders of Governmental Authorities that become effective subsequent to the Execution Date, a building moratorium that delays or prohibits construction of the Project, actions (or inaction beyond normal delay when action is required) of Governmental Authorities or utility providers, failure of any Governmental Authority to timely provide inspections or approvals required in connection with construction of the Project despite the Manager’s timely and complete submission of all required applications and materials, subsurface conditions or environmental contamination that were not identified in environmental or geotechnical reports obtained prior to the Execution Date, insolvency or bankruptcy of the Lender, defaults by the Lender, other force majeure events under any construction contract that permit any contractor to increase the price of the applicable construction contract, and other similar events that are beyond the Manager’s and/or Development Manager’s reasonable control. Notwithstanding the foregoing, a Force Majeure Event shall not include (A) the Manager’s financial inability to perform, (B) changes in market or economic conditions (unless caused by an event that independently qualifies as a Force Majeure Event).
1.44.“Georgia Title Affidavit” shall have the meaning set forth in Article 27.
1.45.“Governmental Authority” means:  (a) Any United States or non-United States national, federal, state, local, municipal, provincial or international government or any political subdivision thereof or (b) any governmental, regulatory or administrative authority, agency or commission (including, without limitation, any quasi-governmental authority or self-regulatory authority), or any judicial or arbitral body of any of the foregoing described in this definition.
1.46.“Guarantee Protection Action” shall have the meaning set forth in Section 11.6.2(b).
1.47.“Guarantee Protection Triggering Event” shall have the meaning set forth in Section 11.6.2(a).
1.48.“Horizontal Phase” means the first phase of development of the Project, encompassing soil remediation, sitework, limited infrastructure, and all general horizontal improvements required to obtain the Brownfields Tax abatement certification and deliver the Property for vertical construction.
1.49.“Key Persons” means Emanuel Neuman and Ian Levine. One or both Key Persons shall be actively involved in the management of the Company and the development of the Project throughout the term of this Agreement.
1.50.“Key Person Event” means that both Key Persons have ceased to be actively involved in the management of the Company and the development of the Project for reasons other than death or Disability, and no replacement Key Person acceptable to MDI in its reasonable discretion has been designated MSV within sixty (60) days after written notice from MDI to MSV specifying such cessation. For purposes of this definition, “Disability” means the inability of a Key Person, due to physical or mental illness, injury, or incapacity, to substantially perform their duties hereunder for a period of ninety (90) consecutive days or one hundred twenty (120) days in any twelve (12) month period, as reasonably determined by a licensed physician.
1.51.“Lender” shall mean the construction lender as selected by the Manager and approved by the Members, and any other commercial bank or financial institution that is a party to the Loan Documents as a “lender”.
1.52.“Liable Party” means either the MDI Liable Party or the MSV Liable Party, as applicable.

1.53.“Loan” shall mean the Horizontal Phase construction loan as negotiated by Manager and approved by the Members from the Lender to the Company for the purpose of developing the Project.
1.54.“Loan Documents” shall mean all loan agreements, notes, mortgages, deeds of trust, pledges, assignments, guaranties, security instruments, and other documents evidencing or pertaining to the Loan and its terms.
1.55.“Loan Guarantees” shall have the meaning set forth in Section 8.6.1.
1.56.“Manager” shall mean one or more Members designated as Manager pursuant to Article 11 of this Agreement.
1.57.“Manager Guarantee” shall have the meaning set forth in Section 11.6.2(a).
1.58.“MDI Vertical Phase Definitive Agreements” shall have the meaning ascribed to such term in Section 25.2.
1.59.“MDI Vertical Phase Transaction” means any one or more of the following transactions undertaken by the Company in accordance with the terms of the MDI Vertical Phase Definitive Agreement(s): (i) seeking Qualified Opportunity Zone or traditional equity capital from alternative sources to fund the Vertical Phase, (ii) recapitalizing the Project in connection with the Vertical Phase, (iii) initiating a sale of the Project or the horizontal improvements completed during the Horizontal Phase, or (iv) structuring another capital event for the Project.
1.60.“MDI Liable Party” shall mean Medalist Diversified Holdings, L.P., a Delaware limited partnership.
1.61.“Members” shall mean, collectively, each of MSV and MDI, together with all Persons to whom the Interest of a Member is transferred and who is admitted to the Company pursuant to the terms of this Agreement, and all other Persons who are admitted to the Company pursuant to the terms of this Agreement. Reference to a “Member” shall be to any one of the Members.
1.62.“Member Bad Act Cost Overruns” shall have the meaning set forth in Section 8.3.1.
1.63.“Membership Interest” or “Interest” means the ownership rights of a Member in this Company, in each case as the same may be adjusted from time to time by reason of a transfer of an interest in the Company in accordance with the provisions of this Agreement. The Membership Interests or Interests of the Members as of the Effective Date are as set forth on Exhibit A, as the same may be adjusted from time to time.
1.64.“MSV Liable Party” shall mean Spandrel Sponsors Fund II, LP, a Delaware limited partnership.
1.65.“MSV LLC Agreement” means the Limited Liability Company Agreement of MSV, as the same may be amended, restated, supplemented or modified from time to time.
1.66.“MSV Vertical Phase Transaction” means any of the following transactions undertaken by MSV following the expiration of the Vertical Phase Exclusivity Period: (i) seeking Qualified Opportunity Zone or traditional equity capital from alternative sources to fund the Vertical Phase, (ii)

recapitalizing the Project in connection with the Vertical Phase, (iii) initiating a sale of the Project or the horizontal improvements completed during the Horizontal Phase, or (iv) structuring another capital event for the Project.
1.67.“Necessary Expenses” means any cost, expense, or other liability of the Company or a Subsidiary arising with respect to, (a) causing the Company, a Subsidiary, and/or the Project to comply with applicable law (to the extent not otherwise constituting a government-mandated change under clause (a)(ii) of the definition of Permitted Cost Overrun), or (b) any other amounts due and payable to the Lender with respect to the Loan or any other financing approved pursuant to this Agreement (to the extent not otherwise covered under clause (b)(iv) of the definition of Permitted Cost Overrun).
1.68.“Net Cash Flow” shall mean:
(a)the sum of (i) all cash received by the Company during a period from holding or sale of the assets, temporary investment and other sources (without deduction for depreciation or for other noncash expenses or items), including any financing proceeds, sale proceeds, cash flow generated by the Property, and any proceeds from a Capital Transaction, plus (ii) cash available from previously contributed but unused and unallocated Capital Contributions, plus (iii) any amounts that the Manager releases from reserves, less
(b)the sum of (i) all reasonable and necessary expenditures incurred in the ordinary course of conducting the Company’s business, (ii) amounts payable for the Loan or any other indebtedness of the Company permitted hereunder, including interest and principal payments and fees or expenses associated with such debt, and (iii) all amounts the Manager reasonably adds to reserves during the period as necessary to permit timely payment of such expenses.
1.69.“Net Profits” or “Net Losses” means “overall partnership income” and “overall partnership loss,” respectively, as defined in Regulation Section 1.514(c)-2. In particular, Net Profits or Net Losses shall be determined for each fiscal year or other period by calculating the sum of (i) an amount equal to the Company’s taxable income or loss for such year or period for federal income tax purposes directly or indirectly allocable to the Company, including all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) (such as management fees allocable to such period), plus (ii) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this provision, and minus (iii) any expenditures of the Company described in Section 705(a)(2)(B) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this provision.

If the amount calculated in the manner provided above, is a positive amount, such amount shall be the Company’s Net Profits for such fiscal year or other period; and if negative, such amount shall be the Company’s Net Losses for such fiscal year or other period.

1.70.“Non-Contributing Member” shall have the meaning set forth in Section 8.2.1(a).
1.71.“Operating Deficits” means, with respect to any period, the amount by which the aggregate operating expenses and carrying costs of the Property and the Project for such period (including, without limitation, property taxes, insurance premiums, utility costs, security costs, property management fees, maintenance and repair costs, and other ordinary course expenses necessary to maintain and preserve the Property during the Horizontal Phase) exceed the aggregate operating revenues, if any, of the Property and the Project for such period.
1.72.“Outside Date” shall have the meaning set forth in Article 27.

1.73.“Partially Adjusted Capital Account” means, with respect to any Member for any taxable period, the Capital Account of such Member at the beginning of such taxable period, adjusted for all contributions and distributions during such period, and all special allocations pursuant to Section 9.2 with respect to such taxable period, but before giving effect to any allocation of Net Profits or Net Losses for the period under Sections 9.1.
1.74.“Partnership Representative” shall have the meaning set forth in Section 11.4.
1.75.“Percentage Interest” As to any Member, the percentage set forth opposite such Member’s name on Exhibit A. The sum of all Percentage Interests shall at all times equal one hundred percent (100%).
1.76.“Preferred Capital Contribution” means the preferred equity capital contribution made by MDI to the Company, in the amount set forth on Exhibit A, plus any Additional Capital Contributions made by MDI.
1.77.“Preferred Return” means, with respect to MDI’s Preferred Capital Contribution, an amount accruing at the rate of fifteen percent (15.0%) per annum, of which six percent (6.0%) is payable currently on a quarterly basis from a dedicated reserve included in the Approved Budget and nine percent (9.0%) accrues and compounds, in each case to the extent not previously paid, on the outstanding balance of the Preferred Capital Contribution from time to time.
1.78.“Permitted Cost Overrun” means any Cost Overrun (a) arising from (i) Force Majeure Events, (ii) government-mandated changes adopted after the Execution Date including any changes mandated by any Governmental Authority or building inspector, (iii) an Emergency Condition, (iv) Unknown Subsurface Conditions, (v) lender-mandated changes to the scope, design, or specifications of the Project or the Approved Budget, or (vi) Necessary Expenses, (b) relating to (i) taxes, (ii) insurance, (iii) utilities, (iv) interest on the Loan or other debt service costs, including negative interest and costs of carry and any balancing payments required by the Lender, (v) debt costs, or (vi) Operating Deficits, and (c) arising after the earlier of (i) completion of the Horizontal Phase or (ii) the removal or withdrawal of MSV (or any Affiliate of MSV) as the Manager of the Company pursuant to this Agreement; provided, however, that Permitted Cost Overruns shall exclude any Member Bad Act Cost Overrun.
1.79.“Person” means any individual, limited liability company, partnership, corporation, trust, unincorporated association, joint venture or other entity or any government or any agency or political subdivision thereof or any other form of entity.
1.80.“Project” means an approximately 149-unit build-to-rent townhome community to be known as Mira Townhomes on the Property, and such activities as may be necessary or advisable for the Company to engage in in connection therewith.
1.81.“Property” means the real property located at 1025 West Gwinnett Street, Savannah, Georgia 31415, together with (i) all of the buildings and improvements now or hereafter located thereon and all other component parts thereof, (ii) all rights, ways, servitudes, advantages, privileges, licenses, leases, easements and appurtenances in any way belonging, relating, or appertaining thereto or to any component parts thereof; and (iii) all assets owned by the Company and forming a part of or in any way related to or used in connection with the ownership, operation, management, maintenance, leasing, or holding of the real property or any component part thereof. The Property is located within a Qualified Opportunity Zone and is enrolled in the Georgia Brownfield Program.

1.82.“Property Owner” means Mira SAV Property, LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Company.
1.83.“Property Owner Agreement” means the Limited Liability Company Agreement of the Property Owner, as the same may be amended, restated, supplemented or modified from time to time.
1.84.“Regulations” shall mean the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
1.85.“Removal” shall have the meaning set forth in Section 17.3.2.
1.86.“Removal Date” shall have the meaning set forth in Section 17.3.2.
1.87.“Removal Event” means the occurrence of any of the following: (A) fraud, gross negligence, willful misconduct, or misappropriation by the Manager, other than Excusable Misconduct, to the extent such Excusable Misconduct has been cured as provided in the definition of “Excusable Misconduct”; (B) a breach by the Manager or any of its Affiliates of any of its representations, warranties, or covenants under this Agreement that has a material adverse effect on the Company and is not cured within thirty (30) days after written notice thereof to the Manager (or such longer period as may be reasonably required to effectuate such cure, not to exceed ninety (90) days, provided the Manager is diligently pursuing such cure); (C) the occurrence of a material default that is personal only to the Manager under the Loan Documents and that continues beyond any applicable notice and cure period provided in the Loan Documents; (D) the Manager ceasing to diligently pursue the completion of construction of the Project in accordance with the Approved Budget and plans and specifications (subject to Force Majeure Events and Permitted Cost Overruns); (E) the Manager becoming insolvent, ceasing operations, or filing for bankruptcy protection; (F) a Loan Guarantee from an Affiliate of the Manager (or any guaranty of the Manager’s Affiliates or principals) becoming subject to a trigger, draw, or potential enforcement by a Lender due to a material default that is personal only to the Manager or such guaranteeing Affiliate or principal, or a similar triggering event occurring under the Loan Documents or other financing document; or (G) the occurrence of a Key Person Event; provided, however, that a Removal Event shall not be deemed to have occurred if the circumstances giving rise to such Removal Event were (i) caused by (a) a Force Majeure Event, (b) the acts or omissions of MDI or its Affiliates, (c) MDI’s failure to perform its obligations under this Agreement, (d) a Permitted Cost Overrun, or (e) the insufficiency of funds available to the Company (other than funds that the Manager is obligated to provide pursuant to this Agreement), or (ii) approved by MDI in accordance with the terms of this Agreement.
1.88.“Removal Notice” shall have the meaning set forth in Section 17.3.2.
1.89.“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and all rules, regulations and interpretations of the U.S. Securities and Exchange Commission promulgated thereunder.
1.90.“Subsidiaries” means all subsidiaries formed by, invested into, or managed by the Company, or in which the Company beneficially owns any economic ownership interests, including, without limitation, the Property Owner.  Any reference to a “Subsidiary” shall be to any one of the Subsidiaries.
1.91.“Substitute Member” means an Assignee of a Membership Interest who is admitted as a Member to the Company in place of a Member, in whole or in part.

1.92.“Target Capital Account” means, with respect to any Member for any taxable period, an amount (which may be either a positive or negative balance) equal to the hypothetical distribution such Member would receive if all the property directly or indirectly held by the Company (including cash) were sold for cash equal to the Book Value of such property (taking into account any depreciation allowable for such period), all liabilities of the Company, including all liabilities encumbering or associated with property directly or indirectly held by the Company, were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability of each entity, to the assets securing such liability), and the net proceeds of such hypothetical transactions and all cash otherwise available (after satisfaction of such liabilities) were distributed in full pursuant to Section 10.1(a) hereof reduced by (i) such Member’s share of “partnership minimum gain” as of the last day of such fiscal year, determined pursuant to Regulations Section 1.704-2(g)(1), and (ii) such Member’s share of “partner nonrecourse debt minimum gain” as of the last day of such fiscal year, determined pursuant to Regulations Section 1.704-2(i)(5), and (iii) the amount (if any) which such Member is obligated to contribute to the Company in the future.
1.93.“Transfer” means, as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hypothecation or other disposition and, as a verb, voluntarily or involuntarily, directly or indirectly, to transfer, sell, pledge, hypothecate, or otherwise dispose of.
1.94.“Unknown Subsurface Conditions” means subsurface soil, geological, hydrological, or environmental conditions at the Project site that were not identified in environmental or geotechnical reports obtained prior to the Execution Date. For the avoidance of doubt, Unknown Subsurface Conditions shall include, without limitation, contamination, debris, refuse, or foreign materials from prior uses of the Property, abandoned underground storage tanks, undisclosed utilities or infrastructure, unstable soil conditions, and groundwater issues.
1.95.“Vertical Phase” shall mean, if commenced in accordance with Article 25, the second phase of development of the Project, encompassing the vertical construction of improvements on the site delivered upon completion of the Horizontal Phase, including all building construction, interior improvements, site amenities, and related development activities necessary to deliver the Project in its completed form for lease-up and stabilized operations. For the avoidance of doubt, the Vertical Phase is subject to the conditions and limitations set forth in Article 25, and no Member shall have the right to require MSV to consummate the Vertical Phase.
1.96.“Vertical Phase Exclusivity Period” shall have the meaning ascribed to such term in Section 25.2.
1.97.“Withdrawal” when used with references to the Manager, shall occur upon:
(a)	The resignation or retirement of the Manager from the Company;

(b)The Transfer of the Manager’s Interest, if any, in the Company; provided, however, that any Transfer of the Manager’s Interest if permitted in Article 14 hereof shall be excluded;
(c)The Bankruptcy, liquidation or dissolution of the Manager; or
(d)Any other event constituting a withdrawal under the Delaware Act. For purposes of this Section, “Bankruptcy” of a Manager shall be deemed to occur if the Manager is voluntarily adjudicated as bankrupt or insolvent, or seeks, consents to or does not contest the appointment of a receiver or trustee for itself or for all or any part of its property, or files a petition seeking relief under the bankruptcy, arrangement, reorganization or other debtor relief laws of the United States or any state or any other competent jurisdiction, or makes a general assignment for the benefit of creditors, or admits in writing an inability to pay its debts as they may mature, or a petition is filed against such Manager seeking relief under the bankruptcy, arrangement, reorganization or other debtor relief laws of the United States or any state or other competent jurisdiction, or a court of competent jurisdiction enters an order, judgment or decree appointing, without the consent of such Manager, a receiver or trustee for it, or for all or any part of its property, and such petition, order, judgment or decree shall not be discharged or stayed within a period of ninety (90) days after its entry.

For purposes of this Section, “withdraw” shall mean the taking or suffering of any action constituting a Withdrawal. Withdrawal shall not include an assignment, pledge, encumbrance or transfer of the Manager’s Interest in the Company to any Person as collateral security for any loans made to the Company, directly or indirectly, by such Person or any financial institution.

2.FORMATION. The Company was formed pursuant to the Certificate of Formation dated August 5, 2026 and filed with the Secretary of State of the State of Delaware and effective August 5, 2026. This Agreement constitutes the “limited liability company agreement” (as that term is defined in the Delaware Act) of the Company. The rights and obligations of the Members shall be as provided in the Delaware Act, except as otherwise expressly provided herein. The Manager shall, when required, file such amendments to or restatements of the Certificate, in such public offices in the State of Delaware or elsewhere as the Manager deems advisable to give effect to the provisions of this Agreement and the Certificate, and to preserve the character of the Company as a limited liability company.
3.NAME AND PLACE OF BUSINESS. The Company is and shall be conducted under the name of “Mira SAV Partners, LLC” or such other name as the Manager shall hereafter designate. The principal office and place of business of the Company is c/o Spandrel Development Partners, LLC, 370 Lexington Avenue, Suite 700, New York, New York 10017. The initial registered agent in Delaware for service of process at the registered office of the Company shall be Harvard Business Services, Inc.. The registered office of the Company shall be located at Harvard Business Services, Inc., 16192 Coastal Hwy, Lewes, Sussex County, Delaware 19958.
4.PURPOSE.  The sole purpose of the Company is to, directly or indirectly through the Property Owner: (i) acquire, purchase, own, hold, manage, develop, build, operate, improve, rent, lease, finance, encumber, sell, exchange, dispose of or otherwise deal with the Property and all improvements thereon, any direct or indirect interest therein, or any securities of any kind issued by any entity primarily engaged in such activities, and to engage in the phased development of the Project, together with such activities as may be necessary or advisable for the Company to engage in in connection with the ownership of the Property and the Project; (ii) own one hundred percent of the membership interests of the Property Owner and enter into the Property Owner Agreement and to exercise any and all rights and powers and comply with any and all obligations of the Company pursuant to the Property Owner Agreement; (iii) to engage in any other lawful business permitted by the Act or under the applicable legal requirements of any jurisdiction in which the Company may do business, in connection with or pursuant or ancillary to clauses (i) and (ii) above; and (iv) to do all things necessary or incidental to any of the foregoing, in each case in accordance with this Agreement.  The Members desire and intend for the Company to constitute a “partnership” for federal tax purposes. The parties intend that the Company is a "qualified opportunity zone business," as defined in Section 1400Z-2(d)(3) of the Code and Treasury Regulations Section 1.1400Z2(d)-1(d).
5.STATUTORY COMPLIANCE. The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with the applicable laws of the State of Delaware. The rights, powers, duties, obligations and liabilities of the Members will be determined pursuant to the Delaware Act and this Agreement.  To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the

Delaware Act in the absence of such provision, this Agreement will, to the extent permitted by the Delaware Act, control. The Members shall make all filings and disclosures required by, and shall otherwise comply with, all such laws. The Members shall execute and file such other documents and instruments as may be necessary or appropriate with respect to the formation of, and the conduct of business by, the Company.
6.TITLE TO COMPANY PROPERTY. All property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any ownership interest in the Property in its individual name or right, and each Member’s Interest in the Company shall be personal property for all purposes.

The Company has formed, or will form, the Property Owner to own the Property and serve as the borrowing entity for the Loan.

7.COMMENCEMENT; TERM. The Company commenced on August 5, 2026, the date the Certificate was filed with the Secretary of State of the State of Delaware. The term of the Company shall continue until it is terminated or dissolved in accordance with the provisions of this Agreement or as otherwise provided by law.
8.CAPITAL CONTRIBUTIONS.
8.1.Capital Contributions of the Members. The Members shall make their initial Capital Contributions to the Company on the Effective Date in the amounts called by the Manager, pro rata in accordance with their respective Percentage Interests.
8.2.Additional Contributions.
8.2.1If at any time after the making of the initial Capital Contributions to the Company, the Manager determines that additional funds (“Additional Capital Contributions”) are required by the Company for any Company purpose (including the anticipated Capital Contributions set forth on Exhibit A to the extent not funded as initial Capital Contributions), the Manager shall give Notice to the Members (i) stating the aggregate amount of such Additional Capital Contributions and each Member’s pro rata share of such Additional Capital Contributions in accordance with such Member’s Percentage Interest, (ii) stating in reasonable detail the reasons such Additional Capital Contributions are required, (iii) stating the date proposed for payment of such Additional Capital Contributions to the Company (which date, the “Tender Date”, shall not be less than ten (10) Business Days after the date on which such Notice is given) and (iv) delivering instructions for the payment of such Additional Capital Contributions. Any Additional Capital Contributions made by MDI shall be treated as increasing MDI’s Preferred Capital Contribution.

(a) In the event a Member (a “Non-Contributing Member”) fails to contribute the Additional Capital Contribution when required under the terms of this Section 8.2, such Non-Contributing Member shall be in default. In such event, the other Member (the “Contributing Member”) shall be entitled to elect one or more of the remedies provided herein.

(b) In the event that a Member fails to make Additional Capital Contributions as required by this Section 8.2, and if the Contributing Member does not elect to be relieved of the obligation to make such capital contributions, the Manager shall, within five (5) Business Days after the applicable Tender Date, by Notice to the Contributing Member, inform such Member of such failure and of the amount of the Non-Contributing Member’s required Additional Capital Contributions remaining to be funded (the “Shortfall”). The Contributing Member may, but shall not be obligated to, fund the Shortfall as a loan to the Company (a “Contribution Loan”). Each Contribution Loan shall, to the fullest extent permitted by law, bear interest at the rate of eighteen percent (18%) per annum, provided, however, that in no event will the rate exceed the highest rate permitted by applicable law. The Company will repay such Contribution Loans out of Net Cash Flow, before any other distributions to the Members are made (amounts so paid to be applied first to interest accrued and unpaid, and then to outstanding principal). The Non-Contributing Member shall not be entitled to receive any distributions from the Company until all outstanding Contribution Loans, together with all accrued and unpaid interest thereon, have been repaid in full.

8.2.2No Planned Changes to Membership Interests. Except as expressly contemplated by Section 10.1(g) and Article 25 hereof, the parties to this Agreement acknowledge and agree that there is no prior agreement, understanding or plan to change Members’ Membership Interests, and that as of the Effective Date, such a change is not expected given the structure of the transaction contemplated by this Agreement.
8.2.3The remedies for failure to make Additional Capital Contributions by a Member pursuant to this Section 8.2 are cumulative.
8.3.Cost Overrun Loans.
8.3.1Notwithstanding anything to the contrary herein, each Member shall be obligated to fund (and shall not receive any Capital Account treatment with respect thereto) one hundred percent (100%) of any Cost Overrun to the extent attributable to or arising from the gross negligence, willful misconduct or fraud of such Member, its principals or Affiliates (collectively, “Member Bad Act Cost Overruns”).  In the event that a Member fails to fund all or any portion of a Member Bad Act Cost Overrun for which such Member is responsible pursuant to this Section 8.3, such Member shall be deemed a Non-Contributing Member for purposes of Section 8.2, and any other Member that funds all or any portion of such Member Bad Act Cost Overrun on behalf of such responsible Member shall be deemed a Contributing Member and shall have all remedies set forth in Section 8.2 with respect thereto.
8.3.2Notwithstanding anything to the contrary herein, MSV shall be obligated to fund (and shall not receive any Capital Account treatment with respect thereto) one hundred percent (100%) of any Cost Overrun (other than (x) Permitted Cost Overruns, which shall be funded by the Members pro rata in accordance with their respective Percentage Interests, and (y) Member Bad Act Cost Overruns attributable to MDI, its principals or Affiliates, which shall be the sole responsibility of MDI pursuant to Section 8.3.1) as a loan to the Company (each such loan, a “Cost Overrun Loan”). Each Cost Overrun Loan shall bear no interest, have no maturity date or any right to prepayment and shall be repaid to MSV solely in accordance with the distribution waterfalls set forth in Section 10.1 hereof. For the avoidance of doubt, any amounts funded by a Member in respect of Permitted Cost Overruns shall be treated as Capital Contributions by such Member, including as a Preferred Capital Contribution if funded by MDI, and not as Cost Overrun Loans.
8.3.3Notwithstanding anything to the contrary herein, the Manager may, to the extent permitted by any Loan Documents, apply towards Cost Overruns (i) any available contingency funds, actual cost savings and/or reasonably anticipated cost savings; (ii) proceeds of insurance (net of collection costs) related to any Cost Overruns; (iii) recoveries from subcontractors, suppliers, insurers and similar persons to the extent related to Cost Overruns; and (iv) amounts of the Development Fee then due and payable to the Development Manager pursuant to this Agreement, to the extent permitted by the Lender.
8.3.4In the event MSV disputes whether an expenditure constitutes a Cost Overrun (as opposed to a Permitted Cost Overrun), the disputed expenditure shall be treated as a Permitted Cost Overrun and funded by the Members pro rata in accordance with their respective Percentage Interests pending resolution of such dispute. If it is subsequently determined (whether by agreement or pursuant to the dispute resolution procedures set forth in Section 22.11) that the disputed expenditure constitutes a Cost

Overrun, MSV shall promptly reimburse the other Members for their respective shares of such expenditure and fund the full amount of such Cost Overrun as a Cost Overrun Loan. The determination of whether a Cost Overrun constitutes a Permitted Cost Overrun or a Cost Overrun shall be made in accordance with the dispute resolution procedures set forth in Section 22.11.
8.3.5In the event MSV makes a Cost Overrun Loan attributable to the acts or omissions of third parties, then, upon receipt of such payment, the Company shall (or shall cause the Property Owner to) assign to MSV its right, title, and interest, up to the amount of such attributable Cost Overrun Loan, in and to any and all claims, demands, actions, causes of action, liens and claims of lien which it has or may in the future have as a result of any such third-party acts or omissions, including all amounts recovered by, or reimbursed to, any Subsidiary from a third party in respect of any Cost Overruns for which MSV makes a Cost Overrun Loan, all of which shall be paid to MSV up to the amount of the Cost Overrun Loan attributable thereto.
8.4.Other Matters.
8.4.1Except as otherwise provided in this Agreement (including, without limitation, distributions made pursuant to Article 10 and redemptions or repayments made pursuant to Section 10.1(g) or Article 25), no Member shall demand or receive a return of its Capital Contributions or withdraw from the Company without the consent of all Members. No Member shall have the right to receive property other than cash, except as may be specifically provided herein.
8.4.2No Member shall receive any interest, salary, or draw with respect to its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in this Agreement.
8.4.3No Member shall be bound by, or personally liable for, the debts, liabilities, contracts, or any other obligations of the Company beyond the amount contributed by the Member to the capital of the Company, except as otherwise provided by this Agreement, any other agreements among the Members, or applicable state law. Members shall not be required to lend any funds to the Company or, after their respective Capital Contributions have been paid, to make any additional contributions to the Company.
8.4.4Notwithstanding anything to the contrary contained herein, any obligations of a Member to make any Additional Capital Contributions pursuant to Section 8.2 above may be made by an Affiliate of such Member; provided, however, that such Affiliate shall not become a Member of the Company by reason of making such Additional Capital Contribution, and this Agreement shall be interpreted in a manner consistent therewith.
8.5.Negative Capital Accounts. Except as otherwise expressly provided herein, no Member shall be obligated to restore a negative balance in its Capital Account.
8.6.Loan Guarantees and Indemnities.
8.6.1Any recourse or related agreements, guaranties, or indemnities that are required by any Lender or any other third party lender in connection with any loan to the Company or any Subsidiary (“Loan Guarantees”) approved by the Manager shall be provided by each of the MDI Liable Party and the MSV Liable Party, in each case, in form and substance acceptable to the MDI Liable Party and the MSV Liable Party; provided, however, no MDI Liable Party or MSV Liable Party shall (i) have any obligation to provide any recourse guarantees other than customary non-recourse carve out guarantees, completion guarantees and environmental indemnities that are customarily required by lenders in connection with projects such as the Project and which are acceptable to the Manager in its reasonable discretion, or (ii) be required or obligated to provide any payment recourse guarantees without the prior approval of the Manager and the Members in each of their sole discretion. The Company shall indemnify and hold each of the MSV Liable Party and the MDI Liable Party harmless with respect to any claims, liabilities, damages, expenses, costs, or other amounts incurred by, or arising under or in connection with, any obligations or liabilities under any Loan Guarantees, except to the extent such obligation or liability arises from the fraud, bad faith, gross negligence, or willful misconduct of the applicable Liable Party or its Affiliates, in which case the applicable Liable Party shall be solely liable for that portion attributable to its or its Affiliates’ acts or omissions and shall indemnify and hold harmless the Company and the other parties with respect thereto.
8.6.2The MDI Liable Party and the MSV Liable Party shall enter into a commercially reasonable and customary contribution and indemnification agreement (the “Contribution and Indemnity Agreement”) providing that the MDI Liable Party, jointly and severally on the one hand, and the MSV Liable Party, jointly and severally on the other hand, shall each be responsible for their pro rata share of any recourse and non-recourse obligations under all guaranties, indemnities, and other credit support provided with respect to the Project, except to the extent such obligation arises from the fraud, bad faith, gross negligence, or willful misconduct of the applicable party or its Affiliates.
8.6.3For purposes of this Section 8.6, each Liable Party’s “pro rata share” shall be calculated based on such party’s and its Affiliates’ overall indirect economic interest in the Project, taking into account the Percentage Interest of its affiliated member in the Company and MSV and without regard to any economic preferences associated with any Interest. The parties acknowledge and agree that for purposes of this Agreement, Frank Kavanaugh is an Affiliate of the MDI Liable Party, and SSF 1025 GP, LLC and Emanuel Neuman are Affiliates of the MSV Liable Party.
9.ALLOCATIONS OF PROFIT AND LOSS.
9.1.Allocations of Net Profits and Net Losses. After making the special allocations provided in Section 9.2, Net Profits and Net Losses (and, if necessary, items thereof) for any Fiscal Year (or other applicable period) shall be allocated among the Members in a manner such that the Partially Adjusted Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to such Member’s Target Capital Account.
9.2.Special Allocation Rules.
9.2.1Allocable Cash Basis Items. Any allocable cash basis item of the Company (as defined in Section 706(d) of the Code) for any fiscal year that is required to be allocated to the Members in the manner provided in Section 706(d) of the Code shall be allocated to the Members in the manner so required.
9.2.2Section 704(c) Allocation. In accordance with Code Section 704(c) and the Regulations thereunder and with Section 1.704-1(b)(2)(iv)(f)(4) and 1.704-1(b)(4)(i) as contemplated by Section 1.704-1(c)(3) of the Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company or property revalued on the Company’s books and in the Capital Accounts shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial fair market value on the contribution date.
9.2.3Limitation on Net Loss Allocation. Notwithstanding the provisions of Section 9.1 hereof, if the amount of Net Loss that would otherwise be allocated to a Member in any fiscal year under Section 9.1 hereof would cause or increase a Member’s Adjusted Capital Account Deficit as of the last day of such fiscal year, then a proportionate part of such Net Losses equal to such excess shall be allocated to the other Members to the extent such allocation can be made without violating the provisions of this Section 9.2.3 with respect to such other Members.
9.2.4Qualified Income Offset. Notwithstanding any provision hereof to the contrary, if a Member unexpectedly receives in any fiscal year any adjustment, allocation or distribution described in Regulations 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and if a Member has an Adjusted Capital Account Deficit as of the last day of such fiscal year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income and gain) for such fiscal year (and, if necessary, for subsequent fiscal years) shall be allocated to the Member in the amount and in the manner necessary to eliminate such Adjusted Capital Account Deficit as quickly as possible.
9.2.5Gross Income Allocation. Notwithstanding any provision hereof to the contrary, if a Member has an Adjusted Capital Account Deficit as of the last day of any fiscal year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income and gain, including gross income) for such fiscal year shall be allocated to such Member in the amount and in the manner necessary to eliminate such Adjusted Capital Account Deficit as quickly as possible.
9.2.6Nonrecourse Deductions and Minimum Gain Chargeback. Nonrecourse Deductions as defined under Regulations Section 1.704-2(b)(1) shall be allocated among the Members as determined by the Manager in accordance with the applicable Regulations.  Notwithstanding any provision hereof to the contrary, any item of Company income or gain for any fiscal year (or any portion of any such item) that is required to be allocated to the Members under Regulations §§ 1.704-2(f) or 1.704-2(i)(4) shall be allocated to the Members for such fiscal year in the manner so required by such Regulations.
9.2.7Partner Nonrecourse Deductions. Notwithstanding any provision hereof to the contrary, any item of Company loss, deduction or expenditure described in Section 705(a)(2)(B) of the Code for any fiscal year (or any portion of any such item) that is required to be allocated to the Members under Regulations § 1.704-2(i)(1) shall be allocated to the Members for such fiscal year in the manner so required by such Regulation.
9.2.8Curative Allocations. The allocations set forth in subsections 9.2.3, through 9.2.7 of this Section 9.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Regulations. Notwithstanding any other provision of this Article 9 other than the Regulatory Allocations, the Regulatory Allocations shall be taken into account in allocating Net Profits, Net Losses and items of Company income, gain, loss and deduction to the Members so that, to the extent possible, the net amount of all allocations of Net Profits, Net Losses and other items to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred, and in a manner necessary to achieve the intended economic agreement among the parties as closely as possible.
9.2.9Transfer of Membership Interests. If one or more Membership Interest(s) are transferred during any fiscal year of the Company, the Company income or loss attributable to such Membership Interest(s) for such fiscal year shall be allocated between the transferor and the transferee in any manner permitted by law as they shall agree; provided, however, that if the Company does not receive on or before January 31 of the year following the year in which the transfer occurs written notice stating the manner in which such parties have agreed to allocate such Company income or loss, then all such Company income or loss shall be allocated between the parties based on the percentage of the year each party was, according to the books and records of the Company, the owner of record of the Membership Interest(s) transferred during that year.

9.2.10Section 754 Election. Upon the request of any Member, the Company shall elect, pursuant to Section 754 of the Code, to adjust the basis of Company property as permitted and provided in Sections 734 and 743 of the Code. Except to the limited extent otherwise provided in the Treasury Regulations promulgated under Section 704(b) of the Code, in the event that the Company makes an election under Section 754 of the Code, the amounts of any adjustments to the bases of the assets of the Company made pursuant to Section 743 of the Code (relating to transfers of Company interests) shall not be reflected in the Capital Accounts of the Members, but the amounts of any adjustments to the bases of the assets of the Company made pursuant to Section 734 (relating to distributions) of the Code as a result of the distribution of property by the Company to a Member shall be reflected in the Capital Accounts of the Members in the manner provided by the Treasury Regulations under Section 704(b) of the Code.
9.3.General Rules.
9.3.1Except as otherwise provided herein, any allocation to a Member for a fiscal year or other period of a portion of the Net Profits or Net Losses, or of a specially allocated item, shall be determined to be an allocation to that Member of the same proportionate part of each item of income, gain, loss, deduction or credit, as the case may be, as is earned, realized or available by or to the Company for federal tax purposes.
9.3.2For purposes of determining the Net Profits, Net Losses, or any other items allocable to any period, Net Profits, Net Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Regulations thereunder.
10.DISTRIBUTIONS.
10.1.Distributions.

(a)Distributions of Net Cash Flow. Subject to Section 8.2.1, Net Cash Flow (which, for the avoidance of doubt, arises only after repayment in full of all amounts outstanding under the Loan, including all accrued and unpaid principal and interest), if any, shall be distributed in the following order and priority:

(i)first, to MDI, in an amount equal to all accrued and unpaid Preferred Return;
(ii)second, to MDI, in an amount equal to its unreturned Preferred Capital Contribution;
(iii)third, to MSV, in an amount equal to its unreturned Capital Contributions (including any amounts treated as Capital Contributions pursuant to this Agreement);
(iv)fourth, to the repayment of all outstanding Cost Overrun Loans; and
(v)thereafter, the remainder to MSV.

(b) Distributions in Liquidation. Upon dissolution of the Company pursuant to Section 21.2, the cash and other assets of the Company shall be distributed in the following order and priority:

(i)first, to the payment of any debts and liabilities of the Company other than amounts payable to the Manager, the Members or any of their respective members, managers or managing members, or any affiliate of any of the foregoing (each a “Related Party,” and, collectively, “Related Parties”), including amounts due under the Loan Documents or any other financing agreement binding the Company;
(ii)second, to the setting-up of reserves (the amount of which shall be subject to the approval of the Members) to provide for any contingent, conditional or unmatured liabilities of the Company, other than fees or other such liabilities payable to any Related Party;
(iii)third, to the repayment of all outstanding Contribution Loans (amounts so paid to be applied first to interest accrued and unpaid, and then to outstanding principal);
(iv)fourth, to MDI, in an amount equal to all accrued and unpaid Preferred Return;
(v)fifth, to MDI, in an amount equal to its unreturned Preferred Capital Contribution;
(vi)sixth, to MSV, in an amount equal to its unreturned Capital Contributions (including any amounts treated as Capital Contributions pursuant to this Agreement);
(vii)seventh, to the repayment of all outstanding Cost Overrun Loans; and
(viii)thereafter, the remainder to MSV.
(c)Timing of Payments. All payments under Sections 10.1(a) shall be made no less frequently than quarterly, subject to any restrictions contained in the Loan Documents or any other contract binding the Company and the availability of Net Cash Flow. All payments under Section 10.1(b) shall be made as soon as reasonably practicable and in any event by the end of the fiscal year in which such liquidation or winding up occurs, or, if later, within ninety (90) days after the date of such liquidation or date such winding up occurs.
(d)Quarterly Preferred Return Payments. Notwithstanding the foregoing priorities, the current pay component of MDI’s Preferred Return (6.0% per annum) shall be paid quarterly from a dedicated reserve included in the Approved Budget, and not from Net Cash Flow, in each case to the extent permitted by the Loan Documents. Such quarterly payments shall be made no later than the fifteenth (15th) day following the end of each calendar quarter.
(e)Tax Liability Advances. Notwithstanding the provisions of Section 10.1(a), if the Manager determines that one or more Persons whose federal, state or local income tax liability is determined by reference to the allocations made pursuant to Section 9 to any Member will have received insufficient distributions of Net Cash Flow from the Company (taking into account the cumulative distributions of Net Cash Flow made to such Persons) to pay their tax liability (or any estimated tax liability) on the date that such tax payments are due, the Manager may withdraw from Net Cash Flow and advance to such Persons an amount which the Manager determines to be necessary to make such tax payments and only the balance of Net Cash Flow shall be distributed in accordance with Section 10.1(a) (a “Tax Liability Advance”, which shall be treated as an advance on distributions otherwise payable without interest from the next Net Cash Flow distributed to such Member).  The Manager shall determine the amount to be advanced as a Tax Liability Advance pursuant to this Section 10.1(e) in its reasonable discretion based on such reasonable assumptions as the Manager determines in good faith to be appropriate provided, however, that the Manager must use the tax assumptions, if any, approved by MDI.
(f)Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Manager on behalf of the Company, shall not make a distribution to any Member on account of such Member’s interest in the Company if such distribution would violate the Delaware Act or other applicable law.
(g)Redemption of MDI’s Interest. For the avoidance of doubt, upon the payment to MDI (whether through distributions pursuant to this Section 10.1, pursuant to any redemption under Article 25, or otherwise) of (x) an aggregate amount equal to all accrued and unpaid Preferred Return and (y) an amount equal to MDI’s unreturned Preferred Capital Contribution, all of MDI’s Interest shall be automatically redeemed in full, and MDI shall immediately and irrevocably cease to be a Member of the Company; provided, however, that (A) MDI’s rights under Article 25 with respect to the Vertical Phase (including, without limitation, MDI’s rights during the Vertical Phase Exclusivity Period to negotiate and execute MDI Vertical Phase Definitive Agreements, MDI’s rights to secure Binding Capital Commitments, and MDI’s rights to participate in an MDI Vertical Phase Transaction) shall survive any such redemption and shall not be extinguished or impaired thereby, unless at the time of such redemption MDI has failed to comply with its obligations under Article 25 (including, without limitation, failure to negotiate in good faith or use commercially reasonable efforts to execute MDI Vertical Phase Definitive Agreements within the Vertical Phase Exclusivity Period, or failure to secure Binding Capital Commitments within the Capital Commitment Deadline); (B) if such redemption occurs prior to full repayment of the Loan, the Manager shall use commercially reasonable efforts to obtain the release of MDI and any of its Affiliates, including MDI Liable Party, from any Loan Guarantee provided in connection with the Company and shall indemnify MDI and its Affiliates against any liability under such Loan Guarantee incurred on or after such redemption, except to the extent such liability is caused by MDI or its Affiliates prior to such redemption. If such redemption occurs following full repayment of the Loan in accordance with the distribution priorities set forth in this Section 10.1, any Loan Guarantee executed by MDI or any of its Affiliates, including MDI Liable Party, shall be deemed released in accordance with their terms. Except as expressly provided in clause (A) above with respect to MDI’s Vertical Phase rights, upon such redemption, MDI shall have no further rights whatsoever under this Agreement or with respect to the Company, including, without limitation, (i) any approval, consent, or voting rights (including any rights with respect to Major Decisions under Section 11.6.1), (ii) any rights to receive distributions (other than distributions to which MDI became entitled prior to such redemption), (iii) any information or access rights, and (iv) any rights to participate in the management, operations, or governance of the Company. Following such redemption, the Manager shall have sole and exclusive authority to take all actions on behalf of the Company, including actions that would have constituted Major Decisions prior to such redemption, without any obligation to notify, consult with, or obtain the consent of MDI (except as expressly provided in clause (A) above with respect to MDI’s Vertical Phase rights). Upon request by the Manager following such redemption, MDI shall promptly execute and deliver such documents and instruments as the Manager may reasonably request to evidence such redemption and MDI’s cessation as a Member (including without limitation, amendments to the Certificate). The provisions of this Section 10.1(g) shall apply to any redemption of MDI’s Interest in full contemplated by this Agreement, including any redemption pursuant to Article 25.
10.2.Distribution Among Members. If any Interest in the Company is sold, assigned or transferred in accordance with the provisions of Article 14 during any accounting period, all distributions on or before the date of such transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.
10.3.Amounts Withheld. All amounts properly withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Members shall be treated as amounts distributed to the Members pursuant to this Article 10 for all purposes under this Agreement.
10.4.No Distributions in Kind. Distributions by the Company shall be made in cash and not in kind.
10.5.Standards. The methods hereinabove set forth by which distributions and allocations are made are hereby expressly consented to by each Member as an express condition to becoming a Member.
11.THE MANAGER.
11.1.Management. The business and affairs of the Company shall be managed by its Manager. Except for situations in which the approval of the Members, or any of them, is expressly required by this Agreement or by non-waivable provisions of applicable law, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. The Company shall not have more than one Manager.
11.2.Number, Tenure and Qualifications. The Company shall initially have one Manager, who shall be MSV, or any other person or entity who succeeds it in accordance with the terms of this Agreement. The Manager shall hold office until such Manager’s earlier resignation or Removal in accordance with Article 17 of this Agreement.
11.3.Authority and Obligations of Manager.

11.3.1Except as expressly limited by the provisions of this Agreement (including, without limitation, Sections 11.6 and 11.10), and the Manager shall have the sole and exclusive right to manage and control, and shall have complete and exclusive discretion in the management and control of the affairs and business of the Company and shall have all powers necessary, convenient or appropriate to carry out the purposes and business of the Company and shall possess and enjoy with respect to the Company all of the rights and powers of a manager of a limited liability company to the extent permitted by the Delaware Act, including without limitation, the right and power to:

(a)operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage, and lease the Property and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Project, including without limitation, executing any and all mortgage notes or promissory notes, guarantees, documents and other instruments in writing in such form and containing such terms and conditions as it may deem necessary or appropriate to pledge, pawn, hypothecate, subordinate and assign as security for such notes all other property of the Company;

(b)execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, construction, development, maintenance and/or operation of the Project, or in connection with managing the affairs of the Company, including executing amendments to the Certificate in accordance with the terms of this Agreement, pursuant to the power of attorney granted by the Members to the Manager under this Agreement, and entering into (i) management agreements for the management of the Property, and (ii) other agreements with the Manager or Affiliates of the Manager provided such agreements are arm’s length transactions;

(c)execute, in furtherance of any or all of the purposes of the Company or the Property Owner, any deed, lease, mortgage, deed of trust, deed to secure debt, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Property in connection with the Loan or any other financing obtained by the Company or the Property Owner;
(d)borrow money from the Lender or any other lender pursuant to the terms of the applicable loan documents, and cause the Property Owner to borrow money from any lender, and issue evidences of indebtedness in furtherance of any of the purposes of the Company or the Property Owner and to prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the Property, and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Property on behalf of the Company or the Property Owner;
(e)distribute Net Cash Flow to the Members in accordance with the terms and conditions set forth in Article 10;
(f)contract on behalf of the Company for the employment and services of employees and/or independent contractors, such as lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company;
(g)engage in any kind of activity and perform and carry out contracts of any kind (including reasonable contracts of insurance covering risks to the Property, the Project and Manager liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified;
(h)take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Company;
(i)institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company or the Members in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith; notwithstanding the foregoing, with respect to any contract between the Company and the Manager or one of their respective Affiliates, the authority to act on behalf of the Company to enforce such contract including to institute, prosecute, defend, settle, compromise, or dismiss any lawsuit related thereto must be approved by the Members; and
manage and maintain the Property Owner and take any action on behalf of the Property Owner that Manager would be empowered to take with respect to the Company, including, without limitation, (i) executing any and all documents, instruments, agreements, certificates, and filings on behalf of the Property Owner, (ii) causing the Property Owner to enter into loan agreements, mortgages, deeds of trust, security agreements, guarantees, and other financing documents, (iii) opening and maintaining bank accounts in the name of the Property Owner, and (iv) taking any and all actions necessary or appropriate to operate, maintain, finance, improve, construct, lease, encumber, or dispose of the Property and/or the Project thereon.

11.3.2In addition, the Manager shall use commercially reasonable efforts to:

(a)manage the horizontal construction process for the Project;

(b)cause the Project to be developed in compliance with all applicable laws and the approved plans and specifications, provided, however, that the Manager does not guarantee compliance and shall not be liable for the acts or omissions of any Governmental Authority or for changes in applicable laws after the Execution Date;

(c)manage risk and advise the Members on critical issues with respect to the Project as they arise;

(d)work with consultants, architects, engineers, contractors, and other third parties engaged in connection with the Project on insurance and construction-related matters, provided, however, that the Manager shall not be responsible or liable for the acts, omissions, errors, or negligence of any third party engaged by or on behalf of the Company (except to the extent such third party is an Affiliate of the Manager), and all such third parties shall be engaged at the Company’s expense;

(e)prepare, budget for and oversee construction draws and the Approved Budget, provided, however, that the Approved Budget is an estimate only and the Manager does not guarantee that the Project will be completed within budget or on schedule, and the Manager shall not be liable for Cost Overruns except as expressly provided in Section 8.3; and

(f)provide the Company with copies of all debt financing-related and draw-related information, including monthly construction draws, budget-versus-actual information, and full physical access to the Project during normal business hours upon reasonable advance notice.

11.3.3Notwithstanding any other provision of this Agreement, the Manager’s duties and obligations set forth in this Section 11.3 shall be performed at the Company’s sole cost and expense (except to the extent the Manager is required to fund Cost Overruns pursuant to Section 8.3), and all consultants, contractors, architects, engineers, accountants, attorneys and other professionals engaged in connection with the Project shall be engaged by or on behalf of the Company at the Company’s expense.

11.4.Partnership Representative. The Manager (or MDI upon the occurrence of a Removal Event) shall designate a “partnership representative” (the “Partnership Representative”), as defined in Code Section 6223, and the Company, the Manager and the Members shall complete any necessary actions (including executing any required certificates or other documents) to effect such designation. Unless and until the Manager designates another Person, MSV shall be the Partnership Representative. The Partnership Representative shall keep the Members (including Persons who were Members in a “Reviewed Year,” as such term is defined in Code Section 6225(d)(1)) informed of all administrative and judicial proceedings relating to the Company. The Person designated as the Partnership Representative, acting at the direction of the Manager, may make any elections available to be made as Partnership Representative, including, without limitation, the election described in Code Section 6226(a) (the “Pass-Through Election”). In the event a Pass-Through Election is made, the Manager shall determine each current and former Member’s share of adjustments (as contemplated by Code Section 6226(b)) in good faith, based on the allocations that would have been made to each such Person in the Reviewed Year (and any subsequent year) if the adjustments were taken into account by the Company in such year(s), subject to any future guidance promulgated under the Code or Regulations. In the event that the Company bears any “imputed underpayment” within the meaning of Code Section 6225, the Company shall determine each current and former Member’s share of such imputed underpayment in a manner generally consistent with the foregoing.
11.5.Right to Rely on Manager.
11.5.1Subject to the express provisions of this Agreement, the Manager shall have the authority to execute on behalf of the Company such agreements, contracts, instruments and other documents as the Manager shall from time to time approve, such approval to be conclusively evidenced by its execution and delivery of any of the foregoing, including, without limitation: (a) all such agreements, instruments, certificates or other documents as shall be necessary or appropriate in connection with the ownership of the Property, (b) checks, drafts, notes and other negotiable instruments; (c) deeds of trust and assignments of rights; (d) contracts for the sale of assets, deeds, leases, assignments and bills of sale; and

(e) loan agreements, mortgages, security agreements, pledge agreements and financing statements. The signature of the Manager on all such instruments, agreements, contracts, leases, conveyances or documents, and upon any checks, drafts, notes and other negotiable instruments, shall be sufficient to bind the Company in respect thereof and conclusively evidence the authority of the Manager with respect thereto, and no third person need look to the application of funds or authority to act or require joinder or consent of any other party.
11.5.2The exercise of any power conferred by this Agreement on the Manager shall serve to bind the Company and constitute the act of the Company. Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by any Manager as to:
(a)the identity of any Manager or Member;

(b)the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by a Manager or which are in any other manner germane to the affairs of the Company;
(c)the Persons who are authorized to execute and deliver any instrument or document of the Company; or
(d)any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.

Any Person relying upon this Section 11.5 shall be informed of the provisions of Sections 11.6 and 11.10, which contain certain limits on the authority of the Manager to bind the Company or to do, or to cause to be done, certain acts.

11.6.Restrictions on Authority of Manager.
11.6.1	Notwithstanding anything herein to the contrary,
(i)The Members shall have approval rights over all of the following major decisions set forth in this Section (“Major Decisions”) and, subject to Section 11.6.2 the Manager shall have no authority to take, or cause the Company or Property Owner to take, any of the following Major Decisions without the prior written consent of the Members:
(a)commit the Company to acquire any real property or assets (other than assets necessary for the operations of the Project in the ordinary course of business);

(b)dissolve the Company or liquidate the Company;
(c)enter into any Capital Transaction, including without limitation any refinancing of the Loan or any sale of all or any part of the Property; provided, however, that MDI’s consent shall not be required for any Capital Transaction if (i) the net proceeds thereof are sufficient to pay in full all accrued and unpaid Preferred Return and return MDI’s unreturned Preferred Capital Contribution in accordance with Section 10.1, and (ii) such proceeds are so applied at or promptly following closing of such Capital Transaction;
(d)amend, modify or alter this Agreement; provided, however, the Manager has the right and authority to unilaterally amend this Agreement without the consent of any Member (and may execute such amendment pursuant to the power of attorney granted to it under Article 16) (a) to reflect ministerial changes, (b) to cure any ambiguity or mistake, or to correct or supplement any provision in this Agreement that may be inconsistent with any other provision herein, (c) to comply with applicable laws and regulations, or (d) as required by a lender making a loan to the Company or any Subsidiary in accordance with the terms of this Agreement, as long as any such amendment does not adversely affect the economic rights and/or obligations of any particular Member;
(e)admit any new Member to the Company;
(f)commit the Company to guaranty the obligations of any third party;
(g)enter into any contract between the Company, on the one hand, and a Member or the Manager or any of their respective Affiliates, on the other hand;
(h)materially alter the design and specifications of the Project;

(i)selecting the Lender; provided, however, that MDI’s consent shall not be required for any Lender if (i) the net proceeds of the financing provided by such Lender are sufficient to pay in full all accrued and unpaid Preferred Return and return MDI’s unreturned Preferred Capital Contribution in accordance with Section 10.1, and (ii) such proceeds are so applied at or promptly following such closing;

(j)enter into, amend, or terminate any loan or financing agreement, including the Loan Documents; provided, however, that MDI’s consent shall not be required for (i) amendments to the Loan Documents that do not materially and adversely affect MDI’s rights or obligations, or (ii) a refinancing if the net proceeds thereof are sufficient to pay in full all accrued and unpaid Preferred Return and return MDI’s unreturned Preferred Capital Contribution in accordance with Section 10.1, and such proceeds are so applied at or promptly following such closing;

(k)approve or materially modify any operating budget or the Approved Budget;

(l)select or change the general contractor for the Project; provided, however, that Barnett Southern Corporation is hereby approved as Civil/Site Contractor and Green Rock Strategies, LLC is hereby approved as Trucking Company for the Project;

(m)require Additional Capital Contributions other than pursuant to Section 8.2.1 hereof.

(n)replace either of the Key Persons unless, within sixty (60) days after such cessation, MSV designates a replacement Key Person acceptable to MDI in its reasonable discretion.
(ii)Notwithstanding the foregoing, MSV’s exercise of rights and performance of obligations under Article 25, including negotiating, entering into, and consummating any MDI Vertical Phase Transaction or MSV Vertical Phase Transaction in accordance with the terms of Article 25, shall not constitute or require a Major Decision and shall not require MDI’s consent (except as expressly provided in Article 25).
(iii)Notwithstanding the foregoing, upon the redemption of MDI’s Interest in full, whether pursuant to Section 10.1(g), Article 25, or any other provision of this Agreement, MDI’s approval rights over Major Decisions shall automatically and irrevocably terminate, and MSV shall thereafter have sole authority to take any and all actions on behalf of the Company (including any action that would otherwise constitute a Major Decision) without any obligation to obtain the consent of, or provide notice to, MDI.
11.6.2Manager’s Unilateral Decision-Making Authority to Protect Loan Guarantees.
(a)Triggering Events. Notwithstanding Section 11.6.1(i) or any other provision of this Agreement to the contrary, the Manager shall have the right to take, or cause the Company or Property Owner to take, actions that would otherwise constitute Major Decisions without the prior written consent of MDI, but only to the extent such action is reasonably necessary to protect any Loan Guarantee provided by the Manager or any of its Affiliates, including the MSV Liable Party (each, a “Manager Guarantee”), from actual or imminent risk of being called, drawn upon, or enforced (each, a “Guarantee Protection Triggering Event”). For purposes of this Section 11.6.2, a “Guarantee Protection Triggering Event” shall mean and be limited to the occurrence of any of the following: (i) the Lender has delivered written notice to the Manager, the Company, or any Affiliate of the Manager that the Lender intends to call, draw upon, or enforce a Manager Guarantee; (ii) the Lender has declared a default under the Loan Documents that, if not cured, would entitle the Lender to call, draw upon, or enforce a Manager Guarantee; (iii) a condition or circumstance exists that, with the giving of notice or lapse of time (or both), would constitute a default under the Loan Documents entitling the Lender to call, draw upon, or enforce a Manager Guarantee; or (iv) the Lender has threatened in writing to accelerate the Loan or exercise remedies under the Loan Documents in a manner that would expose a Manager Guarantee to being called, drawn upon, or enforced.
(b) Scope of Unilateral Authority. Upon the occurrence of a Guarantee Protection Triggering Event, the Manager may, without the prior written consent of MDI, take any action that is reasonably necessary to cure, avoid, or mitigate the circumstances giving rise to such Guarantee Protection Triggering Event (each, a “Guarantee Protection Action”), including, without limitation: (i) making or causing the Company to make payments to the Lender; (ii) negotiating and executing amendments, modifications, forbearance agreements, or waivers with the Lender on behalf of the Company; (iii) causing the Company to sell, transfer, or encumber assets of the Company to the extent required by the Lender; (iv) taking corrective actions required by the Lender to cure or prevent a default; and (v) any other action that is directly and reasonably related to curing or preventing the circumstances that triggered, or would trigger, the right of the Lender to call, draw upon, or enforce a Manager Guarantee. Provided, however, that the Manager’s unilateral authority under this Section 11.6.2(b) shall not extend to: (A) any action that would reduce or otherwise adversely affect MDI’s Preferred Return or any other economic rights of MDI, other than as a direct consequence of the Company’s compliance with the Loan Documents or payments required thereunder; (B) any action that would reduce or subordinate MDI’s priority in the distribution waterfall set forth in Section 10.1; (C) any action that would increase MDI’s capital contribution obligations; or (D) any action that would modify the definition of Removal Event or remove any of MDI’s removal rights.

(c) Notice and Consultation Requirements. Prior to taking any Guarantee Protection Action, the Manager shall, to the extent reasonably practicable under the circumstances:

(i) provide the Members with written Notice of the Guarantee Protection Triggering Event, including (A) a description of the circumstances giving rise to such event, (B) copies of any written communications from the Lender relating thereto, and (C) a description of the proposed Guarantee Protection Action(s) the Manager intends to take;

(ii) consult with the Members in good faith regarding the proposed Guarantee Protection Action(s) and consider in good faith any alternative actions proposed by MDI; and

(iii) provide the Members with a period of not less than five (5) Business Days from the date of such Notice to respond (the “Consultation Period”); provided, however, that if the Manager reasonably determines in good faith that exigent circumstances require immediate action to protect a Manager Guarantee, the Manager may take such action prior to the expiration of the Consultation Period, but shall provide Notice to the Members as soon as reasonably practicable (and in no event later than two (2) Business Days) after taking such action.

(d) MDI Cure Right. Notwithstanding the foregoing, if the Guarantee Protection Triggering Event is capable of being cured by the payment of money, MDI shall have the right (but not the obligation), exercisable by written Notice to the Manager within the Consultation Period (or, in the case of exigent circumstances, within two (2) Business Days after receiving Notice of the Guarantee Protection Action), to cure such Guarantee Protection Triggering Event by funding the amounts necessary to effect such cure. Any amounts so funded by MDI shall be treated as an Additional Capital Contribution by MDI and shall increase MDI’s Preferred Capital Contribution accordingly.

(e) Limitation on Scope. The Manager’s unilateral decision-making authority under this Section 11.6.2 shall be limited to actions that are directly and reasonably necessary to address the specific Guarantee Protection Triggering Event and shall not be construed as a general waiver of the consent requirements set forth in Section 11.6.1(i) with respect to any other matter. Upon resolution of the circumstances giving rise to the Guarantee Protection Triggering Event, the consent requirements of Section 11.6.1(i) shall apply to all subsequent Major Decisions.

(f) Post-Action Reporting. Within ten (10) Business Days after taking any Guarantee Protection Action, the Manager shall provide the Members with a written report describing the action(s) taken, the outcome thereof, and the current status of the circumstances that gave rise to the Guarantee Protection Triggering Event.

11.6.3Manner of Consent. The Manager shall give to the Members a Notice requesting any approval contemplated in Section 11.6.1, accompanied by a description in reasonable detail of the Major Decision or other matters as to which such approval is requested. The Manager or a Member may propose any Major Decision or other matter requiring approval of the Members. Each Member shall communicate by Notice to the Manager its approval of any matters described in the Notice requesting such approval (to the extent such approval is required by Section 11.6.1) within ten (10) Business Days of the date of such Notice. If a Member does not respond within such period, then such Member shall be deemed not to have given approval of the matters contained in the Notice.
11.7Duties and Obligations of Manager.
11.7.1The Manager shall take all actions which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged, including, in the State of Georgia, and (ii) for the accomplishment of the Company’s purposes, including the ownership, development, maintenance, preservation, and operation of the Property in accordance with the provisions of this Agreement and applicable laws and regulations and shall use commercially reasonable efforts to accomplish such purposes; provided, however, that (x) all material decisions affecting the Company’s affairs and business shall be approved in writing by the Manager and, where required by Section 11.6 or any other provision of this Agreement, by the applicable Members, and (y) the Manager’s obligations under this Section 11.7.1 are subject to the availability of Company funds in sufficient amounts and on a timely basis to discharge its obligations hereunder. The Manager shall provide or arrange for such personnel as may be necessary to accomplish the operation and management of the Company in accordance with this Agreement. The Manager shall keep complete and accurate records concerning the Company’s business, including without limitation, records relating to the Project which it shall preserve for a period of at least five (5) years after the disposition of such Project. The Manager shall act at all times in good faith and in such manner as may be required to promote the best interests of the Company.
11.7.2Duties of Manager; Reporting. Subject to the last sentence of Section 18.2, the Manager shall supervise the operations of the Company, including the development, construction, and servicing of the Property and the Project. The Key Persons shall have primary responsibility for the performance of the Manager’s obligations with respect to the Property. The Manager shall hold an annual budget review with the Members for the upcoming calendar year no later than November 15 of the preceding calendar year. Within thirty (30) days following the end of each monthly period, the Manager shall hold a monthly review with MDI regarding performance of the Project relative to the applicable budget. In addition, the Manager shall provide MDI with monthly reporting, including construction status reports, operating statements, variance analysis, balance sheets, and cash flow projections. During the construction process, the Manager shall provide MDI with copies of all debt financing-related and draw-related information, including monthly construction draws, budget-versus-actual information, and full physical access to the Project.
11.7.3Without limiting the foregoing or any other rights of the Manager under this Agreement but subject to the limitations set forth in Section 11.6, the Manager shall have the right to cause the Company to designate and appoint one or more of the Key Persons, Members or Affiliates of Members of the Company as authorized signatories to execute and deliver, on behalf of the Company, contracts relating to the acquisition, ownership, servicing, financing, pledging and disposition of the Property; and pursuant to the foregoing clause, the Company does hereby designate, and the Manager does hereby approve the designation of, each of the Key Persons, acting alone, for so long as such person is Key Person, as an “Authorized Signatory” of the Company with respect to the acquisition, ownership, servicing, financing, pledging and disposition of Property and other business activities of the Company, in each case, as approved in accordance with this Agreement.
11.7.4The Manager shall devote to the Company such time as may be necessary for the proper performance of all duties hereunder, but the Manager shall not be required to devote full time to the performance of such duties.
11.8Liability of Manager. The Manager and all officers, directors, stockholders, members, managers and partners of the Manager shall not be liable to the Company or to the Members or Assignees for any losses sustained or liabilities incurred as a result of any act or omission of the Manager or any such officer, director, or stockholder if the conduct of such Manager or such officer, director, stockholder, member, manager or partner did not constitute fraud, gross negligence, or willful misconduct. Except as otherwise specifically set forth herein, the Manager shall not be liable to the Members because any taxing authorities disallow or adjust income, deductions or credits in a Company income tax return. For purposes of this Agreement, any act or omission, if done or omitted to be done in reliance, in whole or in part, upon and in accordance with the advice of independent legal counsel or independent public accountants selected with reasonable care, will be presumed to have been done or omitted to be done in good faith and not to constitute fraud, gross negligence or willful misconduct.
11.9Compensation and Loans.

11.9.1Compensation and Reimbursement. Except for the Approved Fees and as otherwise permitted by this Agreement, no Manager, Member or Affiliate of a Manager or a Member shall receive any salary, fee, reimbursement or draw for services rendered to or on behalf of the Company or Property Owner.
11.9.2Loans. Any Person may with the consent of the Manager and the Members lend or advance money to the Company. If any Member shall make any loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a Capital Contribution but shall be a debt due from the Company. The amount of any such loan or advance by a lending Member shall be repayable out of the Company’s cash and shall bear interest at such rate as the Members shall agree.
11.9.3Reimbursement of Certain Expenses. Each Member shall be reimbursed by the Company for all reasonably incurred direct expenses incurred in connection therewith including, without limitation, outside professional services and travel expenses.
11.9.4Development Fee. The Company shall cause the Property Owner to pay the Development Fee to the Development Manager in accordance with the terms set forth in the definition thereof.
11.10Bank Accounts; Investments.
11.10.1Bank Accounts. The bank accounts of the Company shall be maintained in such commercial banks or trust companies organized and existing under the laws of the United States of America or of any state and meeting the requirements referred to in clause (iii) of Section 11.10.2 as the Manager shall from time to time determine, and withdrawals shall be made only in the regular course of Company business on such signature or signatures as the Manager may from time to time determine. There shall be no commingling of Company funds or assets with the funds or assets of any other Person.
11.10.2Allowable Investments. The Manager may cause the Company from time to time to invest funds not required currently for its operations in (i) short term marketable direct obligations of the United States of America or any of its agencies, (ii) short term marketable obligations fully guaranteed by the United States of America or any of its agencies, or (iii) overnight demand deposits issued by commercial banks the commercial paper and/or long-term unsecured debt obligations of which are rated not less than “A” by Fitch Investors Services, Inc. and Standard & Poor’s Corporation.
11.10.3Execution of Contracts. Subject to the express provisions of this Agreement, the Manager shall have the authority to execute on behalf of the Company such agreements, contracts, instruments and other documents as it shall from time to time approve, such approval to be conclusively evidenced by its execution and delivery of any of the foregoing, including, without limitation: (a) all such agreements, instruments, certificates or other documents as shall be necessary or appropriate in connection with the acquisition and ownership of the Property, (b) checks, drafts, notes and other negotiable instruments; (c) deeds of trust, deeds to secure debt and assignments of rights; (d) contracts for the sale of assets, deeds, leases, assignments and bills of sale; and (e) loan agreements, mortgages, security agreements, pledge agreements and financing statements. The signature of the Manager or an Authorized Signatory on all such instruments, agreements, contracts, leases, conveyances or documents, and upon any checks, drafts, notes and other negotiable instruments, shall be sufficient to bind the Company in respect thereof and conclusively evidence the authority of the Manager with respect thereto, and no third person need look to the application of funds or authority to act or require joinder or consent of any other party.
12MEMBERS.

12.1Limitation on Members’ Liabilities. No Member, in its capacity as a Member, shall be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company or the Manager except as provided by applicable law, nor shall a Member be required to lend any funds to the Company, the Manager or any other Member.
12.2No Control of Business or Right to Act for Company. Except as specifically contemplated by this Agreement, a Member shall take no part in the management, conduct or control of the business of the Company and shall have no right or authority to act for or to bind the Company.
12.3No Priority. Except as otherwise specifically set forth herein, no Member shall have the right to demand or receive property other than cash in return of its Capital Contribution or as a distribution pursuant to Article 10 hereof.
12.4Voting Rights. The Members shall only have the right to vote on matters explicitly set forth in this Agreement as may be expressly reserved to one or more Members or class of Members.
12.5Effect of Bankruptcy, Death or Incompetence of a Member. The bankruptcy, death, dissolution, liquidation, termination or adjudication of incompetency of a Member shall not cause the termination or dissolution of the Company and the business of the Company shall continue. Upon any such occurrence, the trustee, receiver, executor, administrator, committee, guardian or conservator of such Member shall have all the rights of such Member for the purpose of settling or managing its estate or property, subject to satisfying conditions precedent to the admission of such Assignee as a Substitute Member. The transfer by such trustee, receiver, executor, administrator, committee, guardian or conservator of any Membership Interest shall be subject to all of the restrictions hereunder to which such transfer would have been subject if such transfer had been made by such bankrupt, deceased, dissolved, liquidated, terminated or incompetent Member.
12.6Indemnification of Member. To the fullest extent permitted by applicable law, the Members shall be entitled to indemnification from the Manager or from another Member (if the loss, damage or claim is caused by the Manager or such other Member) for any actual loss, damage or claim incurred by reason of such Manager’s or such other Member’s fraud, gross negligence or willful misconduct or with respect to any intentional act by the Manager constituting a Removal Event.  Notwithstanding the foregoing, in no event shall Manager or any Member be liable hereunder for any lost profits, loss of revenue, diminution in value, consequential, indirect or punitive damages of any kind; provided, however, that the foregoing limitation shall not apply to damages arising from fraud, gross negligence or willful misconduct.

12.7Audit Rights. MDI and its authorized representatives shall have the right, upon reasonable prior written notice and during normal business hours, to audit and examine the books, records, and accounts of the Company and the Property Owner, and to make copies and extracts therefrom. The Manager shall cooperate with any such audit and shall provide reasonable access to information, personnel, and the Property. Such audits shall be at the expense of MDI unless the audit discloses a material discrepancy or error that is adverse to MDI, in which case the cost of the audit shall be borne by the Company.
13INDEMNIFICATION.
13.1 Generally.
13.1.1The Company, its receiver, or its trustee shall indemnify, save harmless, and pay all judgments and claims against the Manager relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Manager in connection with the business of the

Company, including reasonable attorneys’ fees incurred by such Manager in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act) as permitted by law, provided, however, that the Company shall not be required to indemnify the Manager to the extent that such Manager is obligated to indemnify the Company pursuant to Section 13.3 or 13.4.
13.1.2In the event of any action by a Member against the Manager in its capacity as such, including a Company derivative suit, the Company shall indemnify, save harmless, and pay all expenses of such Manager, including reasonable attorneys’ fees incurred in the defense of such action, if such Manager is successful in such action.
13.1.3The Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities of the Manager who for the benefit of the Company makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and who suffers any financial loss as the result of such action, so long as the acquisition of such property has been approved in advance as provided herein.
13.1.4The Manager shall not be entitled to indemnification under this Section 13.1 if the conduct of the Manager or such officer, director, stockholder, or partner constitutes fraud, gross negligence, willful misconduct, or a breach of its obligations under this Agreement. For purposes of this Agreement, any act or omission, if done or omitted to be done in reliance in whole or in part, upon and in accordance with the advice of independent legal counsel or independent public accountants selected with reasonable care, will be presumed to have been done or omitted to be done in good faith and not to constitute fraud, gross negligence or willful misconduct.
13.2Reserved.
13.3Indemnity by MSV. MSV hereby indemnifies and agrees to pay on behalf of, defend and hold harmless the Company from and against all liabilities, claims, suits, damages, judgments, costs and expenses of whatever nature, including, but not limited to reasonable attorney’s fees and disbursements, to which the Company may become subject by reason or arising out of MSV’s gross negligence, fraud, willful misconduct with respect to the Project or any breach by MSV of its obligations under this Agreement, provided that (i) MDI notifies MSV of any matter with respect to which MSV is required to indemnify, hold harmless or reimburse the Company promptly after learning of such matter and (ii) the Company does not take any actions, including an admission of liability which would bar MSV from enforcing any applicable coverage under policies of insurance held by MSV or would prejudice MSV from defending itself with respect to such matter. Notwithstanding the foregoing, MSV shall not be required to indemnify, hold harmless or reimburse the Company with respect to any matter to the extent the same is either (y) subject to indemnification by MDI under Section 13.4 below, or (z) resulted from the gross negligence, fraud or willful misconduct of any party other than MSV.
13.4Indemnity by MDI. MDI hereby indemnifies and agrees to pay on behalf of, defend and hold harmless the Company from and against all liabilities, claims, suits, damages, judgments, costs and expenses of whatever nature, including, but not limited to reasonable attorney’s fees and disbursements, to which the Company may become subject arising out of MDI’s gross negligence, fraud or other willful misconduct with respect to the Project or MDI’s breach of its obligations under this Agreement, provided that (i) MSV notifies MDI of any matter with respect to which MDI is required to indemnify, hold harmless or reimburse the Company promptly after learning of such matter and (ii) the Company does not take any actions, including an admission of liability which would bar MDI from enforcing any applicable coverage under policies of insurance held by the Company or would prejudice the Company from defending itself with respect to such matter. Notwithstanding the foregoing, MDI shall not be required to indemnify, defend, hold harmless or reimburse the Company with respect to any matter to the extent the same is either (y) subject to indemnification by MSV pursuant to Section 13.3, or (z) resulted from the gross negligence, fraud or willful misconduct of any party other than MDI.

Notwithstanding the foregoing, the indemnities provided for in Sections 13.3 and 13.4 shall be net of any proceeds of insurance recovered by the Company in connection with any matter otherwise subject to indemnification.

14TRANSFER OF INTERESTS; MERGER.
14.1Restriction on Transfers. Except as otherwise permitted by this Agreement, no Member may Transfer all or any portion of its Membership Interest. Any Transfer of a Membership Interest or any rights therein in violation of and without full compliance with this Agreement and the Loan Agreement shall be void ab initio and without legal effect.
14.2Transfers Require Manager Consent. Except as provided in Section 14.3, no Member may Transfer all or any portion of its Membership Interest without the prior written consent of the Manager (and the Lender, if required by the Loan Documents), which consent may be granted or withheld in the Manager’s sole and absolute discretion. Notwithstanding the foregoing, unless expressly approved by the Manager, the transferring Member shall not be released from any of its obligations provided herein.
14.3Permitted Transfers.
14.3.1Affiliate Transfers. Each Member may Transfer all or any portion of its Membership Interest to an Affiliate without the prior consent of the Manager, provided that (i) the transferee agrees in writing to be bound by all the terms and conditions of this Agreement, (ii) such Transfer does not violate applicable securities laws, (iii) such Transfer does not result in a default under, or breach of, any of the Loan Documents, and (iv) with respect to MDI, such Transfer does not result in a Change of Control of MDI. Any such Transfer to an Affiliate shall not relieve the transferring Member of its obligations under this Agreement, including any Loan Guarantees, unless otherwise agreed in writing by the Manager.
14.3.2Indirect Transfers. Transfers of direct or indirect ownership interests in a Member (as opposed to Transfers of Membership Interests) shall be permitted without the consent of the Manager, provided that (a) with respect to MDI, such transfer does not result in a Change of Control of MDI, and (b) with respect to MSV, no Key Person Event has occurred and is continuing. Any transfer of direct or indirect ownership interests in MDI that results in a Change of Control of MDI shall be deemed a Transfer of MDI’s Membership Interest for purposes of this Article 14 and shall require the prior written consent of the Manager pursuant to Section 14.2.
14.4Rights of Unadmitted Assignees. A Person who acquires one or more Membership Interests but who is not admitted as a Substitute Member pursuant to Section 14.5 hereof shall be entitled only to allocations and distributions with respect to such interests in accordance with this Agreement, but shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the other rights of a Member under the Delaware Act or the Agreement.
14.5Admission of Interest Holders as Members. Subject to the other provisions of this Article 14, a transferee of Interests may be admitted to the Company as a Substitute Member only upon satisfaction of the following conditions:

14.5.1The Membership Interest with respect to which the transferee is being admitted were acquired by means of a Transfer permitted under the terms of this Agreement;
14.5.2The transferee becomes a party to this Agreement as a Member and executes such documents and instruments as the Manager may reasonably request (including without limitation, amendments to the Certificate) as may be necessary or appropriate to confirm such transferee as a Member in the Company and such transferee’s agreement to be bound by the terms and conditions hereof;
14.5.3The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the transferred interests; and
14.5.4If the transferee is not an individual of legal majority, the transferee provides the Company with evidence satisfactory to counsel for the Company of the authority of the transferee to become a Member and to be bound by the terms and conditions of this Agreement.
14.6Restrictions on Transfer. Notwithstanding any other provision of this Article 14, no Member shall transfer any portion or all of its Membership Interest in any manner which would require registration of any type under any federal or state securities laws or regulations, or to any Person which would be required to register under any such federal or state securities laws or regulations, and any transfer otherwise permitted hereunder shall be effective only after the Company shall have received an opinion of counsel that no such registration is required. In addition if such Transfer would result in a termination of the Company under applicable federal income tax rules and will have a material adverse effect on the Company or any Member, the Member transferring its Interest shall compensate the affected parties on an after-tax basis for the detriment incurred or to be incurred as a result of such Transfer prior to effecting the Transfer using reasonable assumptions of applicable tax rates and determining such detriment on a present value basis. Further, no Transfer shall be valid, and shall immediately be null and void and of no force or effect at inception, if it would violate the transfer provisions in any Loan Document. Except as expressly contemplated by Section 10.1(g) and Article 25 hereof, the parties to this Agreement acknowledge and agree that there is no prior agreement, understanding or plan to change Members’ Membership Interests, and that as of the Effective Date, such a change is not expected given the structure of the transactions contemplated by this Agreement.
15INTENTIONALLY OMITTED.
16APPOINTMENT OF THE MANAGER AS ATTORNEY-IN-FACT.
16.1Manager as Attorney-in-Fact. Each Member irrevocably constitutes and appoints the Manager as such Member’s true and lawful attorney and agent, with full power and authority in such Member’s name, place and stead, to execute, acknowledge, deliver, file and record in the appropriate public offices all certificates or other instruments (including without limitation counterparts of this Agreement) which the Manager deems appropriate to qualify or continue the Company as a limited liability company in the jurisdictions in which the Company conducts business including all amendments of this Agreement necessary to correct scriveners’ errors, and to effect any other amendment or modification to this Agreement adopted in accordance with Article 25 or permitted to be unliterally adopted by the Manager pursuant to Section 11.6.1.
16.2Survival of Appointment. The appointment by the Members of the Manager as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the Manager to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, and shall survive the death or incapacity of any person hereby giving such power and the transfer by a Member of all or part of its Membership Interest. The foregoing power of attorney of a transferor Member shall survive such transfer only until such time as the transferee shall have been admitted to the Company as a Substitute Member and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution. Any person dealing with the Company may conclusively presume and rely upon the fact that any such instrument executed by such agent and attorney-in-fact is authorized, regular and binding without further inquiry.
17RESIGNATION OR REMOVAL OF THE MANAGER.
17.1Prohibited Withdrawal by the Manager. Subject to the provisions of Section 17.2 hereof, the Manager covenants that it shall not take any action which constitutes a Withdrawal from the Company.
17.2Permitted Substitution by a Manager. Notwithstanding Section 17.1, a Manager may substitute in its place another Person to serve as Manager who is approved by MDI.
17.3Right to Remove a Manager.
17.3.1The Manager may not be removed except as provided in this Section 17.3.2.
17.3.2Subject to the terms of this Section 17.3.2, MDI may remove the Manager by giving the Manager Notice thereof upon the occurrence of a Removal Event (a “Removal Notice”). Except as set forth in the following sentence, the Manager may not be removed unless (a) within ninety (90) days of the first date on which MDI becomes aware of the occurrence of a Removal Event, a Removal Notice is delivered to the Manager by MDI, (b) the Removal Notice sets forth in reasonable detail the facts and circumstances constituting such Removal Event, and (c) the Manager has failed to cure such Removal Event within sixty (60) days following receipt of such Removal Notice (the “Cure Period”); provided, however, that if such Removal Event is capable of cure but cannot reasonably be cured within sixty (60) days, the Cure Period shall be extended for such additional time as is reasonably necessary to effectuate such cure, not to exceed an additional sixty (60) days, so long as the Manager is diligently pursuing such cure in good faith. Notwithstanding the foregoing, MDI may remove the Manager in the event of a Removal Event without regard to the notice and Cure Period described above (but subject to the dispute resolution procedures set forth in Section 17.3.2(a)) (i) in the case of fraud, gross negligence, willful misconduct, misappropriation, or criminal conduct by the Manager or any of its principals, (ii) if the Manager becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition under any bankruptcy or insolvency law, or has an involuntary petition filed against it that is not dismissed within sixty (60) days, or (iii) if, in MDI’s reasonable discretion, earlier removal of the Manager is necessary to cure or prevent the trigger of MDI’s Loan Guarantee or any guaranty provided by MDI or its Affiliates in connection with the Company. Any such removal pursuant to this Section 17.3.2 (a “Removal”) will be effective on the date (the “Removal Date”) that is the later of (a) five (5) Business Days after the expiration of the Cure Period (if applicable) or (b) the Determination Date, or, in the case of removal without notice and the Cure Period as described above, the date specified by MDI in the Removal Notice.

(a)If a Member that is also the Manager is the recipient of a Removal Notice (the “Disputing Member”) and in good faith disputes the assertion of the other Member (the “Asserting Member”) that a Removal Event has occurred, and such Disputing Member gives notice to the Asserting Member within ten (10) Business Days after receiving a Removal Notice that it disputes whether such Removal Event occurred (a “Dispute Notice”), then (i) no Removal Event shall be deemed to have occurred pending resolution of such dispute, (ii) the Manager shall remain in place as the Manager and shall continue to exercise all rights and authority of the Manager during such period, and (iii) the Disputing Member may, at its election, within thirty (30) Business Days after receipt of such Removal Notice submit such dispute to arbitration in accordance with Section 22.11 (a “Demand Notice”). If the Disputing Member timely delivers a Dispute Notice but does not timely commence arbitration in accordance with the preceding sentence, then the “Determination Date” shall be the thirty-first (31st) Business Day after the Disputing Member’s receipt of such Removal Notice. If the Disputing Member timely disputes such allegation of a Removal Event and timely commences arbitration in accordance with this Section 17.3.2(a), then no such Removal Event shall be deemed to have occurred until determined by arbitration in accordance with Section 22.11 and the decision of the arbitrator is final and no longer subject to appeal or review, or on such earlier date as the Members hereto otherwise agree in writing (the “Determination Date”). If a Disputing Member does not timely deliver a Dispute Notice, then the “Determination Date” shall be the eleventh (11th) Business Day after the Disputing Member’s receipt of such Removal Notice. During the pendency of an arbitration to determine whether a Removal Event has occurred, the Manager shall remain in place as the Manager.

(b)In no event shall MDI exercise the removal rights set forth in this Section 17.3.2 solely to cause a reduction in the Manager’s economic interest in the Company. MDI shall be entitled to exercise the rights contained in this Section subject to the dispute resolution provisions set forth in Section 22.11. Upon the appointment of a successor Manager and the Removal of the Manager as provided in this Section, this Agreement shall be amended to the extent necessary to reflect such appointment and Removal, and a certificate of amendment to the Certificate shall be filed in accordance with the Delaware Act. The removed Manager agrees to execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent of this Section, including without limitation effectuating the admission to the Company of any new Manager appointed by MDI, but the failure to do so shall not influence the effectiveness of the Removal.

(c)Upon removal of MSV as Manager pursuant to this Section 17.3.2, MDI shall use commercially reasonable efforts to obtain the release of MSV and any of its Affiliates, including the MSV Liable Party, from any Loan Guarantee provided in connection with the Company and shall indemnify MSV and its Affiliates against any liability under such Loan Guarantee incurred on or after the Removal Date, except to the extent such liability is caused by the removed Manager or its Affiliates prior to the Removal Date.

17.3.3Consequences of Withdrawal or Removal of the Manager.
17.3.4From and after the date of the Withdrawal from the Company of the Manager or the Removal Date, as applicable, such withdrawn or removed Manager shall no longer be a Manager, provided that such withdrawn or removed Manager shall retain its Membership Interest as a Member.
17.3.5Notwithstanding anything to the contrary in this Agreement, upon the removal or withdrawal of MSV as Manager:
(c)MSV’s Membership Interest and Percentage Interest shall not be reduced, diluted, or forfeited, and MSV shall retain the same economic rights in the Company as if it had not been removed, including the right to receive distributions in accordance with Sections 10.1(a) and (b);

(d)Any outstanding Cost Overrun Loans made by MSV prior to the Removal Date shall continue to be repaid in accordance with the distribution priorities set forth in Sections 10.1(a) and (b);

(e)MSV shall be relieved of the obligation to fund any Cost Overruns arising after the Removal Date, and any such Cost Overruns shall be funded by the Members pro rata in accordance with their respective Percentage Interests or as otherwise agreed by the Members; and

(f)Nothing in this Section 17.3.3 shall limit the Company’s or MDI’s rights to recover actual damages from MSV for fraud, gross negligence, willful misconduct, or misappropriation pursuant to applicable law or any other provision of this Agreement.

18BOOK, RECORDS, ACCOUNTING AND REPORTS, AND TAX MATTERS.
18.1Availability. At all times during the existence of the Company, the Manager shall keep or cause to be kept complete and accurate books and records as shall be appropriate and adequate for the Company’s business. Such books and records, whether financial, operational or otherwise and including a copy of this Agreement and any amendments thereto, shall at all times be maintained at the principal place of business of the Company. Any Member or his or its duly authorized representative shall have the right at any time to inspect and copy from such books and documents during normal business hours and the Manager shall not have the right to keep any information relating to the Company confidential from a Member. Forthwith upon request, the Manager shall also furnish to the Members such other information bearing on the financial condition and operations of the Company as any Member shall reasonably propose.
18.2Financial Statements; Other Reporting; Tax Forms. The Manager shall prepare or cause to be prepared, at the Company’s expense, and furnish to each of the Members: (i) within ninety (90) days after the end of each fiscal year of the Company, a copy of the annual financial statements for such fiscal year accurately reflecting the financial condition of the Company and the results of the Company’s operations, including balance sheets, statements of changes in Members’ capital, profit and loss statements and statements of changes in financial position, all prepared in accordance with federal income tax basis accounting principles and, if specifically requested by the Member, certified using generally accepted accounting principles by the Accountants; (ii) monthly financial reports to the Members, which shall include, at a minimum, the reports and information required by Section 11.7.2, including construction status reports, operating statements, variance analysis, balance sheets, and cash flow projections; and (iii) within thirty (30) days of the end of each monthly period, monthly updates regarding performance of the Project relative to the applicable budget and such other information provided to any other investors in the Property. All reports and financial statements required under this Section 18.2 shall be prepared at the cost and expense of the Company. Notwithstanding the foregoing, the Manager shall cause to be prepared and delivered to all Members final year-end financial statements and K-1’s as soon as possible following the receipt of all “upstream” K-1’s which are required to complete the annual tax return of the Company, and shall provide detailed supporting schedules of K-1 allocated items reported to the Members for each scheduled K-1 line item by gross gain and income, separate from items of gross loss and deduction for that calendar year. Each K-1 line item shall be detailed by calendar quarter with items of gross gain and income separate from items of gross loss and deduction results. The K-1 shall provide details by calendar quarter of the state or states in which the reported income, gain, loss and deductions were generated. Notwithstanding anything in this Agreement to the contrary, to the extent that the Manager is relying on information, data, or reports provided by, any non-Affiliate contractor, any non-Affiliate property manager, the Accountants, or any other third party in order to prepare or furnish any report, financial statement, or other information required hereunder, the Manager shall not be liable for any inaccuracy, incompleteness, or delay in such report, financial statement, or other information to the extent such inaccuracy, incompleteness, or delay results from the failure of such third party to provide accurate, complete, or timely information to the Manager, provided that the Manager has used commercially reasonable efforts to obtain such information from such third party in a timely manner.

18.3Accounting Decisions. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the Manager, including the method of accounting. All such decisions shall be in accordance with generally accepted accounting principles or with the comprehensive method of accounting used for tax purposes. The Manager may rely upon the advice of the Accountants as to whether such decisions are in accordance with such methods.
18.4Taxable Year and Accounting Method. The Company’s taxable and fiscal years shall be the calendar year.
18.5Tax Elections. In the case of a transfer of all or part of any Interest, at the request of any Member the Company will elect, pursuant to Code Section 754 and pursuant to corresponding provisions of applicable state and local tax laws, to adjust the basis of the Company’s assets pursuant to Code Sections 734 and 743 and pursuant to corresponding provisions of state and local tax laws.
18.6Confidentiality. The Members hereby agree to consider as proprietary to the Company, keep confidential, and not disclose to any third party, any asset specific information relating to the operations of the Company which could, if so disclosed, have an adverse impact on the business of the Company; provided, however, that any Member may disclose such information to any Person if such Person is party to an agreement which adequately protects the Company against disclosures which could adversely affect its business; and provided, further, that any Member may disclose such information, on an “as needed” basis, (i) to such Member’s lawyers, accountants, agents, title companies, investors, lenders and potential investors and lenders in connection with the ordinary conduct of such Member’s business affairs, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality, or (ii) as required by law or pursuant to legal or regulatory requests; provided, however, that prior to complying with such a request the Member shall request that the person or regulatory authority requiring disclosure become party to a confidentiality agreement. Nothing in this Section 18.6 shall be construed as prohibiting any Member from communicating general financial information concerning the operating results of the Company to the direct or indirect actual or prospective beneficial owners of interests in such Member or to any lender or any Member.
18.7Acknowledgment of Tax Treatment. Each Member hereby acknowledges and understands that such Member shall be considered a “partner” in a “partnership” within in the meaning of Subchapter K of the Code with respect to the ownership of its Membership Interests in the Company, and including, without limitation, each Member shall be reflected as such under ordinary Subchapter K reporting requirements in a manner more particularly described in Section 18.2 and elsewhere herein.  The Company will elect classification as a “domestic partnership” for federal tax purposes pursuant to Section 301.7701-3(b)(1)(A) of the Regulations, and none of the Company, Manager, nor the Partnership Representative shall change or revoke the election without the consent from the Members.
18.8Qualified Opportunity Zone Provisions. The Company intends to be treated as a QOZB. The Manager acknowledges and agrees that it shall take commercially reasonable actions so that (i) the Company qualifies and remains qualified as a QOZB, (ii) the equity interests of the QOZ Member(s) in the Company qualifies and remains qualified as a QOZ Partnership Interest and (iii) that the Property and the Project qualify and remain qualified as QOZB Property, in furtherance of the foregoing the Company shall comply with the provisions set forth on Exhibit C attached hereto.  Terms defined in Exhibit C shall be incorporated herein by reference.
19AMENDMENT OF CERTIFICATE. The Certificate shall be amended without the prior agreement of the Members whenever required by law or only as necessary to effect changes of a ministerial nature or as otherwise permitted by this Agreement. No amendment may affect the rights or increase the obligations of the Members.

20MEETINGS. Informational meetings of the Members shall be called by the Manager whenever it deems necessary or when requested in writing to do so by a Member. Any such meetings shall be held at the principal place of business of the Company. The Members may participate in and act at meetings of the Company through the use of a conference telephone, video conference or other communications equipment by means of which all persons participating in the meeting can hear each other.
21DISSOLUTION OF THE COMPANY.
21.1Events Causing Dissolution. The Company shall be dissolved and its affairs wound up on the first to occur of the following:
21.1.1The Manager, with the written consent of the Members, shall determine that the Company should be dissolved, but in any event no earlier than the sale by the Company of the Project in its entirety;
21.1.2The sale or other disposition by the Company of all or substantially all of the assets of the Company, unless the Company as part of the consideration for any such sale or other disposition acquired a note, in which case the Company shall be dissolved following the receipt by it of all required payments pursuant to the terms of such note;
21.1.3The expiration of the Company term pursuant to Article 7 hereof; or
21.1.4When required by law.
21.2Liquidation of Assets and Application of Proceeds. Upon the dissolution of the Company, the person required by law to wind up the Company’s affairs shall liquidate and reduce to cash the assets of the Company as promptly as is consistent with obtaining the fair value thereof and apply and distribute the proceeds of such liquidation in accordance with the provisions of Section 10.1(b) hereof by the end of the fiscal year obtained (or, if later, within ninety (90) days after the date of such liquidation). In connection with such winding up and liquidation, the Accountants shall compile a balance sheet of the Company as of the date of dissolution, and such balance sheet shall promptly be furnished to all Members.
22MISCELLANEOUS.
22.1Notices. All notices, demands, requests, consents or other communications required or permitted to be given or made under this Agreement (a “Notice”) shall be in writing and signed by the party giving the same and shall be deemed given or made when mailed by certified or registered mail, postage prepaid, delivered by Federal Express or similar expedited commercial courier, freight charges prepaid, or when transmitted via electronic mail, to the intended recipient as indicated below or any other address of which prior written notice has been given.

Manager:

Mira SAV Venture, LLC

c/o Spandrel Development Partners, LLC

370 Lexington Avenue, Suite 700

New York, New York 10017

Attention: Ian Levine and Emanuel Neuman

Phone: (646) 747-2199

Email: ilevine@spandreldevelopment.com and

eneuman@spandreldevelopment.com

With a copy which shall not constitute notice to:

Akerman LLP

1251 Avenue of the Americas, 37th Floor,

New York, New York  10024

Attention:  Ronald Kornreich

Email:  ronald.kornreich@akerman.com

Members:

Mira SAV Venture, LLC

c/o Spandrel Development Partners, LLC

370 Lexington Avenue, Suite 700

New York, New York 10017

Attention: Ian Levine and Emanuel Neuman

Phone: (646) 747-2199

Email: ilevine@spandreldevelopment.com and

eneuman@spandreldevelopment.com

With a copy which shall not constitute notice to:

Akerman LLP

1251 Avenue of the Americas, 37th Floor,

New York, New York  10024

Attention:  Ronald Kornreich

Email:  ronald.kornreich@akerman.com

MDI Mira Sav, LLC

c/o Medalist Diversified, Inc.

P.O. Box 8436

Richmond, Virginia 23226

Attention: Brent Winn

Email:  bwinn@medalistdst.com

With a copy which shall not constitute notice to:

Williams Mullen

222 Central Park Avenue, Suite 1700

Virginia Beach, Virginia 23462

Attention: T. Rhys James

Email:  rjames@williamsmullen.com

22.2Severability. In the event of the invalidity of any provision hereof, same shall be deemed stricken from this Agreement, which shall continue in full force and effect as if the offending provision were never a part hereof.
22.3Captions. Captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, or extend or describe the scope of this Agreement or the intent of any provision hereof.
22.4Gender. Any reference by gender shall include any other gender, the singular shall include the plural.
22.5Binding Agreement. Subject to the restrictions on assignment herein contained, the terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of the respective Members.
22.6Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware.
22.7Entire Agreement. This Agreement, together with any Schedules and Exhibits hereto, constitutes the entire agreement of the parties hereto with respect to makers set forth herein and supersedes any prior understanding or agreement, oral or written, with respect thereto, including the Mira Townhomes – Horizontal Development Term Sheet dated July 14, 2026.
22.8Agreement in Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Limited Liability Company Agreement, binding on all the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.
22.9Other Business. The parties hereto acknowledge that they and, as appropriate, their respective Affiliates are involved in the real estate industry. Subject to the requirement that they devote such time and attention to the affairs of the Company as is required by the terms hereof, nothing contained herein shall be interpreted to restrict the rights of any party or its Affiliates to acquire, invest in, develop, redevelop, manage, pledge as security, lease, own, hold or otherwise deal with real estate or real estate businesses.
22.10Time. Time is of the essence of this Agreement.
22.11Dispute Resolution; Arbitration.
22.11.1Any dispute, controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby, including any question regarding the existence, validity, interpretation, breach or termination of this Agreement, shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect. The arbitration shall be conducted by a single arbitrator mutually agreed upon by the Members, or if the Members cannot agree within fifteen (15) days after a demand for arbitration is made, by a single arbitrator selected by the AAA in accordance with its rules. The arbitrator shall be an attorney with at least fifteen (15) years of experience in commercial real estate transactions. The arbitration shall be held in New York, New York. The arbitrator’s decision shall be final and binding on the Members, and judgment on the award may be entered in any court of competent jurisdiction. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including specific performance, injunctive relief, or other equitable relief, as well as attorneys’ fees and costs to the prevailing party.

22.11.2Notwithstanding Section 22.11.1, any Member may seek temporary or preliminary injunctive relief, specific performance, or other equitable relief from any court of competent jurisdiction without first submitting to arbitration, to the extent necessary to preserve the status quo or prevent irreparable harm pending the outcome of arbitration. Any such application for equitable relief shall not be deemed a waiver of the right to arbitrate. The Members hereby consent to the exclusive jurisdiction of the state and federal courts located in New York County, New York for any action seeking such equitable relief and waive any objection to venue or inconvenient forum.

22.11.3Each Member shall bear its own costs and expenses in connection with any arbitration, except that the fees and expenses of the arbitrator and the AAA shall be shared equally by the Members unless the arbitrator determines that a different allocation is appropriate. The arbitrator may award attorneys’ fees and costs to the prevailing party.

22.11.4	The Members agree that any arbitration proceeding and all documents, testimony, and other information exchanged or presented in connection therewith shall be kept confidential by the Members, except as may be required by law or as necessary to enforce any arbitration award.
23.ARTICLE 8 PROVISION. The Membership Interests of the Company held by the Members shall not be considered to be securities governed by Section 8-103(c) of the Delaware UCC, and no certificate evidencing a Membership Interest within the meaning of Section 8-102(a)(4) of the Delaware UCC or otherwise shall be issued.
24.CORPORATE TRANSPARENCY ACT COMPLIANCE. If required by law, each Member and the Manager hereby acknowledges, agrees and covenants to furnish to the Company and the Manager (in a prompt manner) (i) any and all information and documentation related to such Member, the Manager and/or its respective direct or indirect legal owners, beneficial owners, economic owners and/or controlling Persons, as are subject to the requirements of the Corporate Transparency Act, that may be requested or required, from time to time, by the Company or the Manager that is necessary to enable the Company and its Subsidiaries to timely and fully comply with the Corporate Transparency Act and (ii) update any beneficial ownership information previously provided within fifteen (15) Business Days to the extent that such information and/or documentation is no longer current to allow the Company and any Subsidiaries to comply with the Corporate Transparency Act (collectively, the “CTA Information”). The Company shall maintain the confidentiality of, and shall not use or disclose, the CTA Information except to comply with the Company’s duties, obligations and/or responsibilities under the Corporate Transparency Act. Each Member and the Manager shall indemnify, defend and hold harmless the Company, any Subsidiaries, the Members and the Manager from and against any and all damages that are paid, incurred or suffered by, or asserted or claimed by any Person (including, without limitation, any Governmental Authority) against, the Company, any Subsidiary, any Member or the Manager related to any breach or violation thereby of its duties, obligations, agreements or covenants under or in connection with this Article 24 (“CTA Indemnities”). The amount of CTA Indemnities which remain unrepaid by a Member shall be treated as a Contribution Loan with the Member who incurred (or whose Affiliate incurred) such damages as the Contributing Member and the Member who caused (or whose Affiliate caused) such damages as the Non-Contributing Member.
25.DEVELOPMENT OF THE PROJECT.

25.1Phased Development. The Members acknowledge and agree that development of the Project will occur in two distinct phases: (i) the Horizontal Phase and (ii) the Vertical Phase. The Members further acknowledge and agree that, following the completion of the Horizontal Phase, it is MSV’s intention to refinance or recapitalize the Project to facilitate the transition into the Vertical Phase, with the terms of such refinancing or recapitalization to be approved by MSV in its sole and absolute discretion, subject to the proviso below; provided, however, that MSV shall have no obligation to consummate the Vertical Phase, and any decision by MSV to consummate or not consummate the Vertical Phase shall not require the consent of the Manager or any other Member; and, further, provided, that MSV shall not engage in any MSV Vertical Phase Transaction without MDI’s consent if such MSV Vertical Phase Transaction would not result in the payment of all accrued but unpaid Preferred Return and the return of all Preferred Capital Contributions to MDI.

25.2Vertical Phase Exclusivity Period. MSV and MDI shall negotiate in good faith and use commercially reasonable efforts to execute separate binding definitive agreements for the Vertical Phase among MDI and/or its Affiliate(s) on the one hand and the Company and/or MSV and/or its Affiliate(s) on the other (each an “MDI Vertical Phase Definitive Agreement” and collectively, “MDI Vertical Phase Definitive Agreements”) by no later than November 30, 2026 (the period from the Effective Date through and including November 30, 2026, the “Vertical Phase Exclusivity Period”). Subject to Section 25.6 hereof, if MSV and MDI have not executed one or more MDI Vertical Phase Definitive Agreements on or prior to the expiration of the Vertical Phase Exclusivity Period, then MDI’s exclusivity with respect to the Vertical Phase shall automatically terminate, and MSV shall have the right, without MDI’s consent, subject to the final proviso of Section 25.1 to pursue a MSV Vertical Phase Transaction.
25.3Vertical Phase Economics. The parties acknowledge and agree that the MDI Vertical Phase Definitive Agreements shall provide for, among other things: (a) recognition of the value of the land and horizontal improvements contributed by the Company to a Vertical Phase entity (the “Land Lift”), (b) upon the closing of the Vertical Phase (whether by contribution of the land and horizontal improvements to a Vertical Phase entity, third-party sale, recapitalization, refinancing, or buyout), MSV or its Affiliates shall be entitled to receive cumulative distributions sufficient to yield a 1.20x multiple on their respective aggregate capital contributions, calculated from the date each capital contribution is made through the date of such closing, which may be satisfied, in whole or in part, through a land markup upon contribution of the land and horizontal improvements to a Vertical Phase entity or through net proceeds from such transaction, and (c) such other customary terms for a transaction of this nature. The specific terms of the Land Lift, promote or carried interest structure, preferred returns, and other economics shall be negotiated in good faith by the parties and set forth in the MDI Vertical Phase Definitive Agreements.

25.4MDI Membership and Preferred Equity Repayment. For the avoidance of doubt, MDI shall remain a Member of the Company and shall retain its rights and obligations with respect to the Horizontal Phase unless and until the earlier to occur of a MDI Vertical Phase Transaction or MSV Vertical Phase Transaction that results in the payment of all accrued but unpaid Preferred Return to MDI and the return of MDI’s Preferred Capital Contribution in accordance with the distribution waterfall set forth in Section 10.1 hereof. Upon such repayment in full, MDI shall execute all documents reasonably required to evidence such repayment, redemption, recapitalization, sale, or alternative financing.

25.5Loan Guarantees Release. Per the distribution waterfall set forth in Section 10.1 hereof, it is anticipated that upon commencement of the Vertical Phase, the Loan will be repaid in full and, as a result, the MDI Liable Party and the MSV Liable Party shall each receive a full and unconditional release from all Loan Guarantees, if any, given in connection with such Loan.

25.6Vertical Phase Capital Commitment Deadline. Following the Effective Date and the execution of one or more MDI Vertical Phase Definitive Agreements, MDI and its Affiliates shall have twelve (12) months to secure Binding Capital Commitments, or to identify their own proceeds, for the full amount necessary to close the transactions contemplated by the MDI Vertical Phase Definitive Agreements (the “Capital Commitment Deadline”).  If Binding Capital Commitments are not secured prior to the Capital Commitment Deadline, then MSV shall have the right to engage in a MSV Vertical Phase Transaction in accordance with this Article 25.
25.7Vertical Phase Redemption Right. In the event that (i) MDI or an Affiliate has not executed one or more separate MDI Vertical Phase Definitive Agreements on or prior to the expiration of the Vertical Phase Exclusivity Period, or (ii) following the execution of such MDI Vertical Phase Definitive Agreement(s), MDI and its Affiliates have not secured Binding Capital Commitments for the full amount necessary to close the transactions contemplated by the MDI Vertical Phase Definitive Agreements within the time period set forth in Section 25.6, then MSV shall have the right, but not the obligation, to redeem, or to cause a designee of MSV to redeem, MDI’s Interest for an amount equal to MDI’s unreturned Preferred Capital Contribution plus all accrued and unpaid Preferred Return, calculated through the date of the redemption closing (the “Vertical Phase Redemption Amount”). For the avoidance of doubt, the Vertical Phase Redemption Amount shall be in lieu of any other distribution or return otherwise applicable to MDI under Section 10.1. MSV shall exercise such right, if at all, by delivery of written Notice to MDI (a “Vertical Phase Redemption Notice”), and the closing of such redemption shall occur within sixty (60) days following delivery of such Notice. At the closing of such redemption, MDI shall Transfer its entire Interest free and clear of all liens and encumbrances and shall execute all documents reasonably required to evidence such Transfer. This Section 25.7 shall not be construed to require MSV to exercise any redemption right hereunder, and MDI shall not have the right to compel MSV to exercise such right.

26.REPRESENTATIONS AND WARRANTIES.

26.1Representations and Warranties of MSV. MSV hereby represents and warrants to MDI and the Company, as of the Execution Date and as of the Effective Date, that:

26.1.1	Organization and Good Standing. MSV is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. MSV has full limited liability company power and authority to own its properties and assets and to carry on its business as presently conducted and as contemplated to be conducted in connection with the Project.

26.1.2	Authority and Capacity. MSV has full limited liability company power and authority to execute and deliver this Agreement and each other document to be executed and delivered by MSV in connection herewith (collectively, the “MSV Documents”), and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the MSV Documents by MSV have been duly authorized by all necessary limited liability company action on the part of MSV. Subject to Article 27, this Agreement and each of the MSV

Documents, when executed and delivered by MSV, will constitute the legal, valid, and binding obligation of MSV, enforceable against MSV in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity.

26.1.3	Compliance with Laws. MSV is in compliance in all material respects with all applicable laws, statutes, rules, regulations, orders, writs, injunctions, judgments, and decrees of any Governmental Authority applicable to MSV and its business, properties, and assets. MSV has not received any written notice of any violation of any such laws, statutes, rules, regulations, orders, writs, injunctions, judgments, or decrees that has not been cured or otherwise resolved.

26.1.4	Litigation. Except as disclosed on Schedule 26.1.4 attached hereto, there is no action, suit, proceeding, claim, arbitration, or investigation pending or, to MSV’s knowledge, threatened against MSV or any of its Affiliates that (a) relates to the Project, the Property, or the transactions contemplated by this Agreement, or (b) if adversely determined, would reasonably be expected to have a material adverse effect on MSV’s ability to perform its obligations under this Agreement or any of the MSV Documents.

26.1.5	Financial Information. To MSV’s knowledge, all financial information, budgets, projections, and other data provided by MSV or any of its Affiliates to MDI in connection with the Project and this Agreement (a) were prepared in good faith based on assumptions that MSV believed to be reasonable at the time such information was prepared, (b) fairly present in all material respects the information purported to be shown therein as of the dates and for the periods indicated, and (c) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. Notwithstanding the foregoing, MDI acknowledges that any budgets, projections, or forward-looking information provided by MSV or its Affiliates are estimates only and are based on assumptions that may not prove to be accurate; accordingly, MSV does not represent or warrant, and shall have no liability for, the accuracy of any such budgets, projections, or forward-looking information.

26.1.6	Key Persons. Each of the Key Persons is actively involved in the management of the Company and the development of the Project. MSV has no actual knowledge of any facts or circumstances that would reasonably be expected to result in a Key Person Event within the twelve (12) months following the Execution Date.

26.1.7	Securities Matters. MSV acknowledges and represents that:
(i)MSV has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities of privately held companies, so as to enable it to utilize the information made available to it in connection with this investment to evaluate the merits and risks of an investment in the Company and to make an informed investment decision with respect thereto. MSV is able to bear the economic risk of an investment in the Membership Interests, including a total loss thereof.

(ii)MSV was not solicited to acquire its Membership Interest by any form of general solicitation or general advertising, including any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

(iii)MSV and its advisors have been given the opportunity to ask questions of, and receive answers from, MDI and the Company concerning the terms and conditions of this investment and have had access to such information concerning the Company, the Project, and the Membership Interests as MSV has considered necessary or appropriate to make an informed investment decision.

(iv)MSV is acquiring its Membership Interest for its own account for investment purposes only and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any applicable state securities laws. MSV has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities laws.

(v)MSV is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(vi)The Membership Interests have not been registered under the Securities Act, or any state securities laws, and are being offered and sold in reliance upon exemptions from the registration requirements of the Securities Act and applicable state securities laws. MSV understands and agrees that the Membership Interests may not be sold, transferred, or otherwise disposed of without registration under the Securities Act and applicable state securities laws or an exemption therefrom.

26.2Representations and Warranties of MDI. MDI hereby represents and warrants to MSV and the Company, as of the Execution Date and as of the Effective Date, that:

26.2.1	Organization and Good Standing. MDI is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. MDI has full power and authority to own its properties and assets and to carry on its business as presently conducted.

26.2.2	Authority and Capacity. MDI has full power and authority to execute and deliver this Agreement and each other document to be executed and delivered by MDI in connection herewith, and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement by MDI have been duly authorized by all necessary action on the part of MDI. Subject to Article 27, this Agreement, when executed and delivered by MDI, will constitute the legal, valid, and binding obligation of MDI, enforceable against MDI in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity.

26.2.3	Compliance with Laws. MDI is in compliance in all material respects with all applicable laws, statutes, rules, regulations, orders, writs, injunctions, judgments, and decrees of any Governmental Authority applicable to MDI and its business, properties, and assets. MDI has not received any written notice of any violation of any such laws, statutes, rules, regulations, orders, writs, injunctions, judgments, or decrees that has not been cured or otherwise resolved.

26.2.4	Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending or, to MDI’s knowledge, threatened against MDI or any of its Affiliates that (a) relates to MDI’s investment in the Company or the transactions contemplated by this Agreement, or (b) if adversely determined, would reasonably be expected to have a material adverse effect on MDI’s ability to perform its obligations under this Agreement.

26.2.5	Financial Capacity. MDI has, or will have prior to any required funding, sufficient financial resources and capacity to timely perform all of its capital contribution and other payment obligations under this Agreement.

26.2.6	Securities Matters. MDI acknowledges and represents that:
(i)MDI acknowledges that it has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and the Project. In making its investment decision, MDI has relied solely upon its own independent investigation and analysis and the representations and warranties expressly set forth in this Agreement, and not upon any representations, warranties, or other statements (whether written or oral) made by or on behalf of MSV, the Manager, or any of their respective Affiliates, agents, or representatives, other than the representations and warranties expressly set forth herein.

(ii)MDI has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities of privately held companies and real estate development projects, so as to enable it to utilize the information made available to it in connection with this investment to evaluate the merits and risks of an investment in the Company and to make an informed investment decision with respect thereto. MDI is able to bear the economic risk of an investment in the Membership Interests, including a total loss thereof.

(iii)MDI was not solicited to acquire its Membership Interest by any form of general solicitation or general advertising, including any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

(iv)MDI and its advisors have been given the opportunity to ask questions of, and receive answers from, MSV, the Manager, and the Company concerning the terms and conditions of this investment and have had access to such information concerning the Company, the Project, and the Membership Interests as MDI has considered necessary or appropriate to make an informed investment decision.
(v)MDI is acquiring its Membership Interest for its own account for investment purposes only and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any applicable state securities laws. MDI has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities laws.
(vi)MDI is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
(vii)The Membership Interests have not been registered under the Securities Act, or any state securities laws, and are being offered and sold in reliance upon exemptions from the registration requirements of the Securities Act and applicable state securities laws. MDI understands and agrees that the Membership Interests may not be sold, transferred, or otherwise disposed of without registration under the Securities Act and applicable state securities laws or an exemption therefrom.

26.3Survival of Representations and Warranties. The representations and warranties contained in this Article 26 shall survive the Execution Date for a period of twelve (12) months; provided, however, that the representations and warranties relating to Organization and Good Standing and Authority and Capacity shall survive indefinitely. No party shall have any liability with respect to any representation or warranty after the expiration of the applicable survival period, except with respect to claims asserted in writing prior to such expiration.

26.4No Guarantee of Tax Treatment. Each Member acknowledges and agrees that (i) neither the Manager nor the Company, nor any affiliate of the Manager, has made any representation or warranty to such Member (A) as to the treatment of the Company for U.S. Federal income tax purposes or the Company’s ability to qualify as a QOZB, (B) that the Property or the Project will be treated as QOZB Property or (C) that interests in the Company will be treated as QOZ Partnership Interests; and (ii) an investment in the Company does not guarantee the tax treatment of any Member with respect to such Member’s interest in the Company or otherwise.

27.EXECUTION DATE; EFFECTIVE DATE; TERMINATION. This Agreement is being executed and delivered by the parties on the Execution Date. Notwithstanding the execution and delivery of this Agreement on the Execution Date, this Agreement shall not become effective until the “Effective Date,” which shall be the date on which (i) the action styled Acre 1025 Gwinnett, LLC v. SAV 1025 Gwinnett, LLC, et al., C.A. No. 2026-0414-PAF, pending in the Court of Chancery of the State of Delaware (the “ACRE Litigation”), has been dismissed with prejudice by order of the court or pursuant to a stipulation of dismissal with prejudice filed by the parties thereto, and (ii) a cancellation of the Affidavit Affecting Title to Land recorded on March 27, 2026, in the real property records of Chatham County, Georgia, in Book 3937, Page 764 (the “Georgia Title Affidavit”) has been filed for recording in the real property records of Chatham County, Georgia. If the Effective Date has not occurred on or prior to September 11, 2026 (the “Outside Date”), then either party may terminate this Agreement by written notice to the other party, whereupon this Agreement shall be void and of no further force or effect, without any liability of any party to any other party, and all executed copies of this Agreement, signature pages, and any ancillary documents delivered in connection herewith shall be promptly returned to the delivering party or destroyed.

[Remainder of Page Intentionally Left Blank. Signatures on Following Page(s).]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Execution Date set forth in the introductory paragraph.

MEMBERS:

MIRA SAV VENTURE, LLC, a Delaware limited liability company

By: SSF 1025 GP, LLC, a Delaware limited liability company

Its: Manager

By:
Name:
Its:

MDI MIRA SAV, LLC, a Delaware limited liability company

By: Medalist Diversified Holdings, L.P.

Its: Manager

By: Medalist Diversified, Inc.

Its:General Partner

By:	/s/ C. Brent Winn, Jr.
Name:	C. Brent Winn, Jr.
Its:	Chief Financial Officer

MANAGER:

MIRA SAV VENTURE, LLC, a Delaware limited liability company

By: SSF 1025 GP, LLC, a Delaware limited liability company

Its: Manager

By:
Name:
Its:

[Signature Page to Limited Liability Company Operating Agreement of Mira SAV Partners, LLC]

EXHIBIT A

MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS

Members	Anticipated Capital Contributions	Class of Interest	Percentage Interest
MSV c/o Spandrel Development Partners, LLC 370 Lexington Avenue, Suite 700 New York, New York 10017 Attention: Ian Levine and Emanuel Neuman Phone: (646) 747-2199 Email: ilevine@spandreldevelopment.com and eneuman@spandreldevelopment.com	$5,472,243	Common	57.77%
MDI c/o Medalist Diversified, Inc. P.O. Box 8436 Richmond, Virginia 23226 Attention: Brent Winn Email: bwinn@medalistdst.com	$4,000,000	Preferred	42.23%
Total	$9,472,243	—	100%

EXHIBIT B

APPROVED BUDGET

EXHIBIT C

QUALIFIED OPPORTUNITY ZONE MATTERS

(a)       For the purposes of this Exhibit C the following terms shall have the following meanings:

“OZ Member” means any Member that is a QOF.

“QOF” means a “qualified opportunity fund,” as that term is defined in Code Section 1400Z-2(d)(1) and that certifies as such pursuant to Regulations Section 1.1400Z2(d)-1(a).

“QOZB” means a “qualified opportunity zone business,” as defined in Code Section 1400Z-2(d)(3) and Regulations Section 1.1400Z2(d)-1(d).

“QOZB Property” means “qualified opportunity zone business property,” as that term is defined in Code Section 1400Z-2(d)(2)(D) and Regulations Section 1.1400Z2(d)-2(a).

“QOZ Partnership Interest” means a “qualified opportunity zone partnership interest,” as that term is defined in Code Section 1400Z-2(d)(2)(C) and Regulations Section 1.1400Z2(d)-1(c)(3).

(b)As set forth in Section 4 of this Agreement, the Company intends to qualify as a QOZB; provided, however, that such intention is based on the Company’s interpretation of laws and guidance regarding the qualified opportunity zone program under Code Sections 1400Z-1 and 1400Z-2, as amended by Section 70421 of Public Law 119-21 (the “OBBBA”), and the Regulations issued thereunder (the “OZ Program”) in effect as of the date hereof, all of which are subject to change retroactively based on Future Guidance (as defined herein).  The Manager acknowledges and agrees, pursuant to Section 18.08 of this Agreement, that it shall take commercially reasonable actions so that (i) the Company qualifies and remains qualified as a QOZB, (ii) the equity interests of the QOZ Member(s) in the Company qualifies and remains qualified as a QOZ Partnership Interest and (iii) that the Property and the Project qualify and remains qualified as QOZB Property.  As such, the Manager shall comply with the following requirements, restrictions and limitations upon actions of the Company and shall not take any action in contravention of the following:

(i)at least seventy percent (70%) of the tangible property owned or leased by the Company must be QOZB Property;

(ii)the Company must derive at least fifty percent (50%) of its total gross income from the active conduct of a trade or business within a designated “qualified opportunity zone,” as that term is defined in Code Section 1400Z-1(a) (a “QOZ”);

(iii)a substantial portion (at least 40%) of the Company’s intangible property must be used in the active conduct of a trade or business within a QOZ;

(iv)in accordance with Code Section 1397C(b)(8), less than five percent (5%) of the average of the aggregate unadjusted bases of the Company’s property may be attributable to “nonqualified financial property” (as defined in Code Section 1397(e), and which includes, cash, debt, stock, partnership interests, options, futures contracts, forward contracts, warrants, notional principal contracts, annuities and other similar property); provided, however, that, in accordance with the definition set forth in Regulations Section 1.1400Z2(d)-1(d)(5)(iii), nonqualified financial property does not include reasonable amounts of working capital held in cash, cash equivalents or debt instruments with a term of eighteen (18) months or less;

(v)the Company may utilize the safe harbor for reasonable amounts of working capital under Regulations Section 1.1400Z2(d)-1(d)(3)(v), and, if so, it would need to comply with the requirements set forth thereunder;

(vi)no part of the Company’s business activities may consist of the operation of any (i) private or commercial golf course, (ii) country club, (iii) massage parlor, hot tub facility or suntan facility, (iv) racetrack or other facility used for gambling, or (v) store the principal business of which is the sale of alcoholic beverages for consumption off premises;

(vii)substantially all, or at least 70%, of the Company’s tangible property, including the Property and the Project, must be QOZB Property that is:

(A) acquired by purchase from a person other than a “related person” (as defined in Code Section 179(d)(2) and as modified by Code Section 1400Z-2(e)(2)) or leased after the applicable “Start Date,” as that term is defined in Code Section 1400Z-1(e)(2), with respect to the QOZ in which such property is located (or, with respect to property acquired on or before December 31, 2026, after December 31, 2017);

(B)originally used within a QOZ by the Company pursuant to Regulations Section 1.1400Z2(d)-2(b)(2) (or Regulations Section 1.1400Z2(d)-2(c)(2)(3)(iii), in the case of leased tangible property) or substantially improved in accordance with Code Section 1400Z-2(d)(2)(D)(ii) and Regulations Section 1.1400Z2(d)-2(b)(4); provided that, in the case of property located in a QOZ comprised entirely of a rural area (as defined in Code Section 1400Z-2(b)(2)(C)(ii)), the substantial improvement threshold is reduced to 50% of the adjusted basis of such property pursuant to Code Section 1400Z-2(d)(2)(D)(ii), as amended by the OBBBA;

(C)substantially used for at least 70% of its use within a QOZ for substantially all, or at least 90%, of the Company’s holding period for such property;

(viii)as of the Execution Date of this Agreement, the Property is located within a census tract that is a designated QOZ pursuant to Code Section 1400Z-1 (as amended by the OBBBA to provide for additional designation periods beginning on the applicable Start Date); and

(ix)the Company is a limited liability company that is treated as a partnership for federal income tax purposes and is not and will not be an entity that is disregarded as separate from any other entity for federal income tax purposes.

(c)The Manager shall provide each OZ Member with such information as is necessary for such OZ Member to make timely, accurate and complete submissions of federal and state income tax returns and to file any other reports required to be delivered by the OZ Members with respect to the OZ Program.  Without limiting the foregoing, the Manager shall timely provide each OZ Member with any information necessary to complete Internal Revenue Service Form 8996 (Qualified Opportunity Fund) in compliance with Code Section 1400Z-2 and the Regulations issued thereunder.  In addition, to the extent requested by an OZ Member, the Manager shall provide each OZ Member with any written plans, specifications or schedules prepared by the Company pursuant to Regulations Section 1.1400Z2(d)-1(d)(3)(v) or relating to the Company’s substantial improvement of the Property under Code Section 1400Z-2(d)(2)(D)(ii).

(d)The OBBBA made significant changes to the OZ Program, including but not limited to extending the program with new designation periods, modifying the deferral inclusion timeline from December 31, 2026 to 5 years after the date the qualifying investment is made (for investments made after

December 31, 2026), eliminating the 7-year/additional 5% basis increase, reducing the substantial improvement threshold for property in rural QOZs, and adding new reporting requirements under Code Sections 6039K and 6039L. Additional future guidance, including regulations, rulings or technical corrections of law, may be issued after the date of this Agreement (collectively, the “Future Guidance”) and may materially impact the Company’s ability to qualify as a QOZB and/or the Project's ability to qualify as QOZB Property. To the extent that the OBBBA or any Future Guidance would impact the Company’s status as a QOZB or the Project's status as QOZB Property and, ultimately, affect the ability of a QOZ Member to claim certain incentives under the OZ Program, the Company and the Manager shall take all commercially reasonable steps necessary to comply with the OBBBA and any Future Guidance, except as otherwise prohibited as a matter of law, after consultation with the Company’s tax advisors.

(e)	Working Capital Safe Harbor.

(i) Written Plan. The Company hereby adopts the Approved Budget as the "working capital safe harbor plan" attached hereto as Exhibit B (the "Working Capital Plan"), which sets forth a written schedule for the expenditures of working capital held by the Company. The Working Capital Plan identifies the financial property to be held, the anticipated expenditures of such amounts, and a schedule consistent with the ordinary business operations of the Company for the acquisition, construction, and/or substantial improvement of tangible property located within the QOZ, or for the development of a trade or business in the QOZ, within the time period(s) described therein.

(ii) Reasonable Schedule. The Working Capital Plan shall designate a period not to exceed thirty-one (31) months from the date of receipt of each applicable tranche of working capital (each, a "Safe Harbor Period") during which such amounts shall be expended in accordance with the schedule set forth therein. In the event the Company's planned deployment requires more than one Safe Harbor Period (including, without limitation, for phased construction or acquisition), the Manager shall adopt a separate written plan for each such period in compliance with Treasury Regulation § 1.1400Z2(d)-1(d)(3)(v).

(iii) Compliance Covenant. The Manager shall (i) deploy working capital in accordance with the Working Capital Plan and any amendments thereto, (ii) maintain records and documentation sufficient to demonstrate compliance with the working capital safe harbor requirements of Section 1400Z-2 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder, and (iii) not amend, modify, or deviate from the Working Capital Plan in any material respect without the prior written consent of Members holding a majority of the Percentage Interests, unless such amendment is required to maintain compliance with applicable law or regulations.

(iv) This Section (e) of Exhibit C and the Working Capital Plan shall be interpreted and administered in a manner consistent with the requirements for the working capital safe harbor set forth in Treasury Regulation § 1.1400Z2(d)-1(d)(3)(v), and the Manager is authorized to take such actions as are reasonably necessary to ensure ongoing compliance therewith.

SCHEDULE 26.1.4

LITIGATION

1.	ACRE Litigation